Exhibit 99.2

NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION IN WHOLE OR IN PART, DIRECTLY OR INDIRECTLY, IN, INTO OR FROM ANY JURISDICTION WHERE TO DO SO WOULD CONSTITUTE A VIOLATION OF THE RELEVANT LAWS OR REGULATIONS OF SUCH JURISDICTION.

THIS ANNOUNCEMENT CONTAINS INSIDE INFORMATION.

FOR IMMEDIATE RELEASE

13 DECEMBER 2023

RECOMMENDED ACQUISITION

OF

IMPELLAM GROUP PLC

BY

HEATHER GLOBAL PLC

to be effected by means of a Scheme of Arrangement
under Part 26 of the Companies Act 2006

Summary

•
The boards of Heather Global plc ("Bidco"), HeadFirst Global B.V. ("HeadFirst") and Impellam Group plc ("Impellam") are pleased to announce that they have reached agreement on the terms of a recommended offer pursuant to which Bidco will acquire the entire issued and to be issued share capital of Impellam (the "Acquisition").

•	Under the terms of the Acquisition, Impellam Shareholders will be entitled to receive, for each Impellam Share:

o	557.2 pence in cash (the "Cash Consideration"); and

o	392.8 pence in principal amount of loan notes (the "Loan Note Consideration", as described in more detail below).

•
In addition, Impellam Shareholders on the register of members as at 15 December 2023 will be entitled to receive the interim dividend of 55.9 pence per Impellam Share declared by Impellam on 8 November 2023. As detailed below, prior to the Effective Date the Impellam Board also intends to declare a further cash dividend of 22.4 pence per Impellam Share and an in specie (i.e. non-cash) dividend equating to 56.1 pence per Impellam Share (in each case, on the basis of the Impellam Shares in issue on 12 December 2023, being the last practicable date before this Announcement) (the interim dividend and such further dividends together, the “Dividends”).

•
The Cash Consideration, the Loan Note Consideration and the aggregate amount of the Dividends, together the "Total Shareholder Proceeds", aggregate to 1,084.4 pence per Impellam Share which represents a premium of:

o	154.6 per cent. over the Closing Price of 426 pence per Impellam Share on 11 April 2022 (the trading day immediately before the commencement of the Offer Period); and

o	66.8 per cent. over the Closing Price of 650 pence per Impellam Share on 12 December 2023 (the last practicable date before this Announcement).

•	The Total Shareholder Proceeds value the entire issued share capital of Impellam at approximately £483.2 million.

•	The Acquisition is expected to be effected by means of a Court-sanctioned scheme of arrangement between Impellam and Scheme Shareholders under Part 26 of the Companies Act 2006.

The Loan Notes

•	The Loan Note Consideration of 392.8 pence per Impellam Share consists of:

o	258.2 pence in principal amount of non-convertible loan notes (the “Non-Convertible Loan Notes”);

o	67.3 pence in principal amount of fixed rate convertible loan notes (the “Tranche A Convertible Loan Notes”); and

o	67.3 pence in principal amount of variable fixed rate extendable convertible loan notes (the “Tranche B Convertible Loan Notes”).

•
The Non-Convertible Loan Notes accrue interest at 17 per cent. per annum, compounded and capitalised quarterly and payable upon redemption. Unless previously redeemed, the Non-Convertible Loan Notes have an initial maturity date of 3 years following the Effective Date, such initial maturity date being capable of extension by a further 12 months for a proportion only of the Non-Convertible Loan Notes (as described in paragraph 12 of this Announcement).

•
The Tranche A Convertible Loan Notes and Tranche B Convertible Loan Notes (together, the "Convertible Loan Notes") each accrue interest at 12 per cent. per annum, compounded and capitalised quarterly. The Convertible Loan Notes have an initial maturity date of 12 months and one day following the date on which the Cash Consideration is despatched pursuant to the Acquisition. The initial maturity of the Tranche B Convertible Loan Notes may be extended by 6 months by the noteholders (acting by simple majority). If the initial maturity is extended, the applicable interest rate will reduce, in the sole circumstance described in paragraph 12 of this Announcement, to 5 per cent. per annum, payable quarterly in cash in arrear.

•
The Convertible Loan Notes are convertible into up to 20 per cent. of Bidco’s total ordinary share capital and preferred share capital in the circumstances described in paragraph 12 of this Announcement.

•
An overview of the terms of the Loan Notes is set out in paragraph 12 of this Announcement. A detailed summary of the terms of the Loan Notes and the rights attaching to the Conversion Shares in respect of the Convertible Loan Notes will be included in the Scheme Document.

•
In respect of any Restricted Overseas Shareholder, Bidco may at its discretion determine: (i) that no Loan Notes shall be allotted to such Restricted Overseas Shareholder; (ii) that the Loan Notes due to such Restricted Overseas Shareholders pursuant to the Acquisition may be issued to a trustee to hold pending delivery to such Restricted Overseas Shareholders being permitted and/or (if possible) be sold by such trustee with any proceeds (minus the costs of such sale) to be delivered to the Restricted Overseas Shareholder; and/or (iii) that additional cash consideration may be paid to such Restricted Overseas Shareholder in lieu of their Loan Notes.

The Dividends

•
Impellam Shareholders on the register of members of Impellam as at 15 December 2023 will remain entitled to receive and retain the interim dividend of 55.9 pence per Impellam Share for the 52 week period ending 5 January 2024, which was declared by Impellam on 8 November 2023, without any reduction to the Consideration (the “Interim Dividend”).

•
The Impellam Directors intend to declare, before the Effective Date, a special cash dividend of, in aggregate, £10 million, equating (on the basis of the Impellam Shares in issue on 12 December 2023, the last practicable date before this Announcement), to 22.4 pence per Impellam Share (the "Cash Dividend"). Settlement of the Cash Dividend will take place on or before the Effective Date and will not be conditional upon the Acquisition becoming Effective. Impellam Shareholders on Impellam's register of members on the record date for the Cash Dividend will be entitled to receive and retain the Cash Dividend without any reduction to the Consideration.

•
In addition to the Interim Dividend and the Cash Dividend, the Impellam Directors intend to declare, before the Effective Date, a special dividend of, in aggregate, £25 million, equating (on the basis of the Impellam Shares in issue on 12 December 2023, the last practicable date before this Announcement), to 56.1 pence per Impellam Share, which the Impellam Directors intend will be settled by way of a dividend in specie to eligible Impellam Shareholders of the shares in one or more newly-incorporated subsidiaries of Impellam (each a "ShellCo") (the "ShellCo Dividend"). The Impellam Directors intend that the ShellCos will have no assets or liabilities other than an amount in cash equal to, in aggregate, £25 million. The ShellCos will pursue strategic investment opportunities and the ShellCos' shares (which, following settlement of the ShellCo Dividend, will be held by Impellam Shareholders) are expected to be listed on the Bermuda Stock Exchange. Settlement of the ShellCo Dividend will take place on or before the Effective Date and will not be conditional upon the Acquisition becoming Effective. Eligible Impellam Shareholders on Impellam's register of members on the record date for the ShellCo Dividend will be entitled to receive and retain the ShellCo Dividend without any reduction to the Consideration. Impellam will make further announcements in due course in relation to the timing and manner of settlement of the ShellCo Dividend, including details about each ShellCo, its directors and the number of ShellCo shares which will be distributed to Impellam shareholders, together with any further information required to comply with Rule 13 of the AIM Rules, if applicable.

•
Other than the Interim Dividend, the Cash Dividend and the ShellCo Dividend, if any dividend, distribution and/or other return of capital is proposed, authorised, declared, made or paid or becomes payable in respect of Impellam Shares on or after the date of this Announcement and before the Effective Date, Bidco reserves the right to reduce the Cash Consideration by the amount of such dividend, distribution and/or other return of capital.

Background to and reasons for the Acquisition

•	HeadFirst is a pan-European provider of HR technology solutions, serving clients across continental Europe from its offices in the Netherlands and Belgium.

•
Since the foundation of HeadFirst in 1995, HeadFirst has been growing both organically and through acquisitions. In 2022, funds managed by IceLake provided additional capital to HeadFirst to further support and accelerate growth, including targeting larger value-accretive acquisitions, and became its majority investor.

•
HeadFirst believes that Impellam represents an attractive opportunity to invest in one of the leading MSPs in the world and a leading STEM workforce and recruitment group in the UK. There is compelling strategic rationale for the combination between HeadFirst and Impellam, which is expected to deliver the following benefits:

o
a highly complementary geographic footprint, with limited-to-no overlap, creating an Enlarged Group with a strong presence across continental Europe, the UK and the US, benefiting customers with increased geographical coverage;

o	allowing complementary skillsets and expertise to create substantial cross selling opportunities;

o	capitalising on HeadFirst's digital data platform to increase operational and business performance further across the Enlarged Group; and

o	creating a strong combined management team that can continue to deliver on the long term strategy of the Enlarged Group.

Background to and reasons for the Impellam Directors’ recommendation

•
On 12 April 2022, Impellam announced that it had received notification from Lord Ashcroft, Chairman of the Impellam Board and majority Impellam Shareholder, that he wished to explore opportunities to sell his Impellam Shares. As at that date, the 28,019,055 Impellam Shares in which Lord Ashcroft and his connected parties were interested represented approximately 62.0 per cent. of the Impellam Shares then in issue. This announcement commenced an "offer period" in relation to Impellam under Rule 2.2(f) of the Code.

•
Since that time, Lord Ashcroft and Impellam have been working constructively to ensure that the interests of Impellam Shareholders as a whole are properly considered whilst Lord Ashcroft reviewed his options.

•
On 4 July 2023, in response to media speculation concerning a possible offer for Impellam, Impellam confirmed that it was in discussions with HeadFirst. These discussions with HeadFirst have resulted in the Acquisition and the Scheme.

•
The Impellam Board notes that Lord Ashcroft and his connected parties have given irrevocable undertakings to vote in favour of the Scheme at the Court Meeting and the Resolution at the General Meeting in respect of, in aggregate, 28,019,055 Impellam Shares representing approximately 62.9 per cent. of the Impellam Shares in issue as at 12 December 2023, being the last practicable date before this Announcement.

•
Taking into account the terms of and reasons for the Acquisition and the intentions of HeadFirst with regards to Impellam as further described in paragraph 7 of this Announcement, and having been so advised by Houlihan Lokey as to the financial terms of the Acquisition, the Impellam Board considers the terms of the Acquisition to be fair and reasonable and in the best interests of Impellam Shareholders as a whole. Accordingly, after careful consideration, the Impellam Board intends unanimously to recommend that Impellam Shareholders vote in favour of the Scheme at the Court Meeting and the Resolution at the General Meeting.

Recommendation of the Impellam Directors

•
The Impellam Directors, who have been so advised by Houlihan Lokey as to the financial terms of the Acquisition, consider the terms of the Acquisition to be fair and reasonable. In providing its advice to the Impellam Directors, Houlihan Lokey has taken into account the commercial assessments of the Impellam Directors. Houlihan Lokey is providing independent financial advice to the Impellam Directors for the purposes of Rule 3 of the Code.

•
Accordingly, the Impellam Directors intend unanimously to recommend that Impellam Shareholders vote in favour of the Scheme at the Court Meetings and vote in favour of the Resolution at the General Meeting (or, in the event that the Acquisition is implemented by way of an Offer, to accept the Offer) as the Impellam Directors who hold Impellam Shares as at the date of this Announcement have irrevocably undertaken to do (or procure to be done) in respect of their own holdings, amounting to 2,452,325 Impellam Shares in aggregate, representing approximately 5.5 per cent. of the Impellam Shares in issue as at 12 December 2023, being the last practicable date before this Announcement.

Irrevocable undertakings

•
Bidco has received irrevocable undertakings to vote in favour of the Scheme at the Court Meeting and the Resolution at the General Meeting from Impellam Directors holding in aggregate 2,452,325 Impellam Shares representing approximately 5.5 per cent. of the Impellam Shares in issue as at 12 December 2023, being the last practicable date before this Announcement.

•
Bidco has received an irrevocable undertaking to vote in favour of the Scheme at the Court Meeting and the Resolution at the General Meeting from the Lombard Trust which holds in aggregate 25,745,300 Impellam Shares representing approximately 57.8 per cent. of the Impellam Shares in issue as at 12 December 2023, being the last practicable date before this Announcement.

•
In aggregate, therefore, Bidco has received irrevocable undertakings to vote in favour of the Scheme at the Court Meeting and the Resolution at the General Meeting, in respect of 28,197,625 Impellam Shares representing approximately 63.3 per cent. of the Impellam Shares in issue as at as at 12 December 2023, being the last practicable date before this Announcement.

•	Further details of these irrevocable undertakings are set out in Appendix 3 to this Announcement.

Timetable and conditions

•
The Acquisition is subject to the Conditions and certain further terms set out in Appendix 1 to this Announcement, and to the full terms and conditions to be set out in the Scheme Document, including, among other things:

o
the approval of the Scheme by a majority in number of the Scheme Shareholders who are present and vote, whether in person or by proxy, at the Court Meeting (and at any separate class meeting which may be required by the Court or at any adjournment of any such meeting) and who represent no less than 75 per cent. in value of the Scheme Shares voted by those Scheme Shareholders;

o	the passing of the Resolution by Impellam Shareholders representing not less than 75 per cent. of the votes cast, either in person or by proxy, at the General Meeting;

o
the Scheme being sanctioned by the Court (without modification, or with any modification on terms agreed by Bidco and Impellam) and an office copy of the Court Order being delivered to the Registrar of Companies; and

o	the receipt of certain antitrust and foreign investment approvals or the expiry of any relevant waiting periods in respect of them.

•
The Scheme Document will include full details of the Scheme, together with notices of the Court Meeting and the General Meeting, the Forms of Proxy and the expected timetable, and will specify the actions to be taken by Impellam Shareholders. The Scheme Document will be provided to Impellam Shareholders as soon as reasonably practicable and in any event within 28 days of the date of this Announcement (unless a later date is agreed between Bidco, Impellam and the Panel).

•
Subject to the satisfaction or waiver of all relevant conditions, including the Conditions and certain further terms set out in Appendix 1 to this Announcement and to be set out in the Scheme Document, and subject to the approval of the Impellam Shareholders of the resolutions to be proposed at the Court Meeting and the General Meeting and sanction of the Scheme by the Court, it is expected that the Scheme will become Effective in the first half of 2024.

•	Commenting on the Acquisition, Han Kolff, Chair of HeadFirst, said:

"This merger will be transformational, building on the complementary strengths of Impellam and HeadFirst. Together we will become a global leader in mission-critical data, tech and engineering talent enabling us to service our customers, suppliers and professionals in an unrivalled manner. There is a very exciting journey ahead with ample opportunities for our teams, leveraging HR tech depth and geographic reach further and faster."

•	Commenting on the Acquisition, Lord Ashcroft, Chairman of Impellam, said:

“I am delighted that the Acquisition consideration per Impellam Share, the dividends that have been declared whilst the Company has been in an Offer Period and the dividends that the Impellam Board intends to declare before the Acquisition completes altogether total nearly £13 per Impellam Share, three times the closing price of £4.26 per Impellam Share on 11 April 2022, the day before I announced my intention to sell my shareholding.  On completion of the Acquisition, not only will significant value have been created for Impellam Shareholders, but the combined strengths of Impellam and HeadFirst will create a market leading, more digitally enabled, diverse service offering with increased geographic reach which will benefit all our global colleagues, customers, candidates and suppliers. Impellam Shareholders will also stand to benefit from future returns attached to the Non-Convertible Loan Notes, which have a potential yield in excess of 20 per cent., and the Convertible Loan Notes, which may also convert into equity and allow Impellam Shareholders to access any equity upside created by the combination.”

This summary should be read in conjunction with, and is subject to, the full text of this Announcement, including its Appendices.

The Acquisition is subject to the Conditions and further terms that are set out in Appendix 1 to this Announcement, and to the full terms and conditions which will be set out in the Scheme Document. Appendix 2 to this Announcement contains the bases and sources of certain information used in this Announcement. Appendix 3 to this Announcement contains details of the irrevocable undertakings received in relation to the Acquisition. Appendix 4 to this Announcement contains definitions of terms used in this Announcement.

A copy of this Announcement is available, subject to certain restrictions relating to persons resident in a Restricted Jurisdiction, on HeadFirst's website at https://headfirst.group/takeover/ and Impellam's website at https://investors.impellam.com/offer-for-impellam-group-plc/. For the avoidance of doubt, the contents of these websites and of any other website accessible by hyperlinks on these websites, are not incorporated by reference into, and do not form part of, this Announcement.

The person responsible for releasing this Announcement on behalf of Impellam is Julia Robertson. The LEI of Impellam is 213800QCQWZBNJ2IUN83.

Enquiries:

HeadFirst and Bidco	+31 88 018 2200

Han Kolff

Blackwood Capital	+44 (0) 20 3096 6910
(Joint Financial Adviser to HeadFirst and Bidco)

Thomas Kardos
Dima Minzararu

Jefferies	+44 (0) 20 7029 8000
(Joint Financial Adviser to HeadFirst and Bidco)

Paul Bundred
Nick Vernooij
Cameron Jones

Barclays	+44 (0) 20 7623 2323
(Joint Financial Adviser to HeadFirst and Bidco)

Adrian Beidas
Richard Probert
Callum West

Impellam	+44 (0) 1582 692 658

Julia Robertson
Tim Briant

Houlihan Lokey	+44 (0) 20 7474 4040
(Financial Adviser to Impellam)

Thomas Bailey
Tim Richardson

Canaccord Genuity	+44 (0) 20 7523 8150
(NOMAD and Corporate Broker to Impellam)

Bobbie Hilliam
Emma Gabriel

Sidley Austin LLP is acting as legal adviser to HeadFirst and Bidco. Allen & Overy LLP is acting as legal adviser to Impellam.

Important Notices

Blackwood Capital Group (UK) Limited ("Blackwood Capital"), which is authorised and regulated in the UK by the FCA, is acting exclusively as financial adviser to HeadFirst and Bidco and for no one else in connection with the matters set out in this Announcement and will not regard any other person as its client in relation to the matters referred to in this Announcement and will not be responsible to anyone other than HeadFirst and Bidco for providing the protections afforded to clients of Blackwood Capital, nor for providing advice in relation to contents of this Announcement or any other matters referred to in this Announcement. Neither Blackwood Capital nor any of its affiliates owes or accepts any duty, liability or responsibility whatsoever (whether direct or indirect, whether in contract, in tort, under statute or otherwise) to any person who is not a client of Blackwood Capital in connection with this Announcement, any statement contained herein or otherwise.

Jefferies International Limited ("Jefferies"), which is authorised and regulated in the UK by the FCA, is acting exclusively as financial adviser for HeadFirst and Bidco and for no one else in connection with the matters set out in this Announcement and will not regard any other person as its client in relation to the matters referred to in this Announcement and will not be responsible to anyone other than HeadFirst and Bidco for providing the protections afforded to clients of Jefferies, nor for providing advice in relation to the contents of this Announcement or any other matter referred to in this Announcement. Neither Jefferies nor any of its affiliates owes or accepts any duty, liability or responsibility whatsoever (whether direct or indirect, whether in contract, in tort, under statute or otherwise) to any person who is not a client of Jefferies in connection with this Announcement, any statement contained herein or otherwise.

Barclays Bank plc, acting through its Investment Bank ("Barclays"), which is authorised by the PRA and regulated in the United Kingdom by the FCA and the PRA, is acting exclusively for HeadFirst and Bidco and no one else in connection with the matters set out in this Announcement and will not be responsible to anyone other than HeadFirst and Bidco for providing the protections afforded to clients of Barclays nor for providing advice in relation to any matter referred to in this Announcement.

In accordance with the Code, normal United Kingdom market practice and Rule 14e-5(b) of the Exchange Act, Barclays and its affiliates will continue to act as exempt principal trader in Impellam securities on the London Stock Exchange. These purchases and activities by exempt principal traders which are required to be made public in the United Kingdom pursuant to the Code will be reported to a Regulatory Information Service and will be available on the London Stock Exchange website at www.londonstockexchange.com. This information will also be publicly disclosed in the United States to the extent that such information is made public in the United Kingdom.

Houlihan Lokey UK Limited ("Houlihan Lokey"), which is authorised and regulated in the UK by the FCA, is acting exclusively as financial adviser to Impellam and no one else in connection with the matters set out in this Announcement and will not be responsible to anyone other than Impellam for providing the protections afforded to clients of Houlihan Lokey or for providing advice in relation to contents of this Announcement or any other matters referred to in this Announcement. Neither Houlihan Lokey nor any of its affiliates owes or accepts any duty, liability or responsibility whatsoever (whether direct or indirect, whether in contract, in tort, under statute or otherwise) to any person who is not a client of Houlihan Lokey in connection with this Announcement, any statement contained herein or otherwise.

Canaccord Genuity Limited ("Canaccord Genuity"), which is authorised and regulated in the UK by the FCA, is acting as nominated adviser and corporate broker exclusively for Impellam and for no one else in connection with the matters set out in this Announcement and will not regard any other person as its client in relation to the matters referred to in this Announcement and will not be responsible to anyone other than Impellam for providing the protections afforded to clients of Canaccord Genuity, nor for providing advice in relation to the contents of this Announcement or any other matter referred to in this Announcement.

Further Information

This Announcement is for information purposes only and is not intended to and does not constitute, or form any part of, an offer to sell or an invitation to purchase or subscribe for any securities or the solicitation of any vote or approval in any jurisdiction pursuant to the Acquisition or otherwise.

The Acquisition will be subject to English law and to the applicable requirements of the Code, the Panel, the AIM Rules and the London Stock Exchange.

The Acquisition will be made solely by the Scheme Document, which, together with the Forms of Proxy, will contain the full terms and conditions of the Acquisition, including details of how to vote in respect of the Scheme. Any voting decision or response in relation to the Acquisition should be made solely on the basis of the Scheme Document. Impellam Shareholders are advised to read the formal documentation in relation to the Acquisition carefully once it has been published. Each Impellam Shareholder is urged to consult his or her independent professional adviser regarding the tax consequences of the Acquisition.

This Announcement does not constitute a prospectus or a prospectus equivalent document.

This Announcement has been prepared for the purpose of complying with English law and the Code, and the information disclosed may not be the same as that which would have been disclosed if this Announcement had been prepared in accordance with the laws of jurisdictions outside England.

Overseas Shareholders

The release, publication or distribution of this Announcement in jurisdictions other than the UK may be restricted by law and therefore any persons who are not resident in the UK or who are subject to the laws of any jurisdiction other than the UK (including Restricted Jurisdictions) should inform themselves about, and observe, any applicable legal or regulatory requirements. In particular, the ability of persons who are not resident in the UK or who are subject to the laws of another jurisdiction to participate in the Acquisition or to vote their Impellam Shares in respect of the Scheme at the Court Meeting, or to execute and deliver Forms of Proxy appointing another to vote at the Court Meeting on their behalf, may be affected by the laws of the relevant jurisdictions in which they are located or to which they are subject. Any failure to comply with applicable legal or regulatory requirements of any jurisdiction may constitute a violation of securities laws in that jurisdiction. To the fullest extent permitted by applicable law, the companies and persons involved in the Acquisition disclaim any responsibility or liability for the violation of such restrictions by any person.

Unless otherwise determined by Bidco or required by the Code, and permitted by applicable law and regulation, the Acquisition shall not be made available, directly or indirectly, in, into or from a Restricted Jurisdiction where to do so would violate the laws in that jurisdiction and no person may vote in favour of the Acquisition by any such use, means, instrumentality or form within a Restricted Jurisdiction or any other jurisdiction if to do so would constitute a violation of the laws of that jurisdiction.

Copies of this Announcement and any formal documentation relating to the Acquisition are not being, and must not be, directly or indirectly, mailed or otherwise forwarded, distributed or sent in or into or from any Restricted Jurisdiction or any jurisdiction where to do so would constitute a violation of the laws of such jurisdiction and persons receiving such documents (including custodians, nominees and trustees) must not mail or otherwise forward, distribute or send them in or into or from any Restricted Jurisdiction. Doing so may render invalid any related purported vote in respect of acceptance of the Acquisition.

Further details in relation to Impellam Shareholders in overseas jurisdictions will be contained in the Scheme Document.

Notices to US Shareholders

The Acquisition relates to the shares of a UK company and is being made by way of a scheme of arrangement provided for under Part 26 of the Companies Act. The Acquisition, implemented by way of a scheme of arrangement, is exempt from the registration requirements under the US Securities Act and is not subject to the tender offer rules or the proxy solicitation rules under the US Exchange Act. Accordingly, the Acquisition is subject to the disclosure requirements and practices applicable to a scheme of arrangement involving a target company in England listed on the London Stock Exchange, which differ from those in the United States. The financial information included in this Announcement has been prepared in accordance with International Financial Reporting Standards (as adopted by the UK and/or European Union), and thus may not be comparable to financial information of US companies or companies whose financial statements are prepared in accordance with US generally accepted accounting principles.

It may be difficult for US shareholders to enforce certain rights and claims arising in connection with the Acquisition under US federal securities laws since Bidco and Impellam are located outside the US, and their officers and most of their directors reside outside the US. Therefore, investors may have difficulty effecting service of process within the US upon those persons or recovering against Impellam or its officers or directors on judgments of US courts, including judgments based upon the civil liability provisions of the US federal securities laws. It may not be possible to sue a non-US company or its officers or directors in a non-US court for violations of US securities laws. It also may not be possible to compel a non-US company or its affiliates to subject themselves to a US court's judgment.

To qualify for the exemption from registration for securities issued under the scheme of arrangement provided by section 3(a)(10) of the US Securities Act, Impellam will advise the Court that its sanctioning of the scheme of arrangement will be relied on as approval of the scheme of arrangement following a hearing on its fairness to Impellam Shareholders, at which hearing all Impellam Shareholders may attend in person or through counsel to support or oppose the sanctioning of the scheme of arrangement and such hearing has been notified to all Impellam Shareholders.

If, in the future, Bidco exercises its right to implement the Acquisition by way of an Offer and determines to extend the Offer into the US, the Acquisition will be made in compliance with applicable US laws and regulations, including the applicable US tender offer regulations and in each case including the applicable exemptions therefrom.

The financial information included in this Announcement has been prepared in accordance with International Financial Reporting Standards (as adopted by the UK and/or the European Union) and thus may not be comparable to financial information of US companies or companies whose financial statements are prepared in accordance with US generally accepted accounting principles.

The Loan Notes issued in the Acquisition and any Conversion Shares which may subsequently be issued have not, and will not be, registered under the US Securities Act. Accordingly, the Loan Notes and/or Conversion Shares may not be subsequently offered, sold or delivered in the United States unless such sale, offer or delivery is effected in compliance with an applicable exemption from the registration requirements of the US Securities Act.

The Loan Notes issued in the Acquisition and any Conversion Shares which may subsequently be issued will not be registered under any US state securities laws and no steps have been or will be taken to enable the Loan Notes and/or Conversion Shares to be offered in compliance with the securities laws of any US state. Accordingly, the Loan Notes and/or Conversion Shares may not be offered, sold or delivered, directly or indirectly, to persons resident in a US state unless such offer, sale or delivery is effected in compliance with an exemption from the registration requirements of the securities laws of such state.

In accordance with normal UK practice and pursuant to Rule 14e-5(b) of the US Exchange Act, HeadFirst or its nominees, or its brokers (acting as agents), may from time to time make certain purchases of, or arrangements to purchase, shares or other securities of Impellam outside of the US, other than pursuant to the Acquisition, until the date on which the Acquisition and/or Scheme becomes effective, lapses or is otherwise withdrawn. These purchases may occur either in the open market at prevailing prices or in private transactions at negotiated prices. Any information about such purchases or arrangements to purchase shall be disclosed as required in the UK, shall be reported to a Regulatory Information Service and shall be available on the London Stock Exchange website at www.londonstockexchange.com

US Impellam Shareholders also should be aware that the transaction contemplated herein may be a taxable transaction for US federal income tax purposes and under applicable US state and local, as well as foreign and other, tax laws and, that such consequences, if any, are not described herein. US Impellam Shareholders are urged to consult with legal, tax and financial advisers in connection with making a decision regarding this transaction.

The Acquisition will be subject to the applicable requirements of the Code, the AIM Rules and the London Stock Exchange.

Rule 26 Disclosure

In accordance with Rule 26 of the Code, a copy of this Announcement will be available at https://headfirst.group/takeover/ and https://investors.impellam.com/offer-for-impellam-group-plc/ by no later than 12 noon (London time) on the Business Day immediately following the date of this Announcement). The content of the websites referred to in this Announcement is not incorporated into and does not form part of this Announcement.

Electronic Communications

Please be aware that addresses, electronic addresses and certain information provided by Impellam Shareholders, persons with information rights and other relevant persons for the receipt of communications from Impellam may be provided to Bidco during the Offer Period as required under section 4 of Appendix 4 to the Code to comply with Rule 2.11(c) of the Code.

Requesting Hard Copy Documents

In accordance with Rule 30.3 of the Code, Impellam Shareholders and persons with information rights may request a hard copy of this Announcement and all information incorporated into this Announcement by reference to another source by contacting Link Group on 0371 664 0321. Calls are charged at the standard geographic rate and will vary by provider. Calls from outside the United Kingdom will be charged at the applicable international rate. The helpline is open between 9.00 a.m. to 5.30 p.m. (London time), Monday to Friday excluding for public holidays in England and Wales. Please note that Link Group cannot provide any financial, legal or tax advice and calls may be recorded and monitored for security and training purposes or by submitting a request in writing to Link Group, Corporate Actions at The Registry, 29 Wellington, Leeds LS1 4DL. If you have received this Announcement in electronic form, copies of this Announcement and any document or information incorporated by reference into this Announcement will not be provided unless such a request is made.

Rule 2.9 Disclosure

In accordance with Rule 2.9 of the Code, Impellam confirms that, as at the date of this Announcement, it has in issue and admitted to trading on AIM 44,547,546 ordinary shares of 1 pence each (“Impellam Shares”) with voting rights. There are no Impellam Shares held in Treasury. The International Securities Identification Number (ISIN) of the Impellam Shares is GB00B8HWGJ55.

Other Disclosure Requirements of the Code

Under Rule 8.3(a) of the Code, any person who is interested in 1 per cent. or more of any class of relevant securities of an offeree company or of any securities exchange offeror (being any offeror other than an offeror in respect of which it has been announced that its offer is, or is likely to be, solely in cash) must make an Opening Position Disclosure following the commencement of the offer period and, if later, following the announcement in which any securities exchange offeror is first identified. An Opening Position Disclosure must contain details of the person's interests and short positions in, and rights to subscribe for, any relevant securities of each of (i) the offeree company and (ii) any securities exchange offeror(s). An Opening Position Disclosure by a person to whom Rule 8.3(a) applies must be made by no later than 3.30 p.m. (London time) on the 10th Business Day following the commencement of the offer period and, if appropriate, by no later than 3.30 pm (London time) on the 10th Business Day following the announcement in which any securities exchange offeror is first identified. Relevant persons who deal in the relevant securities of the offeree company or of a securities exchange offeror prior to the deadline for making an Opening Position Disclosure must instead make a Dealing Disclosure.

Under Rule 8.3(b) of the Code, any person who is, or becomes, interested in 1 per cent. or more of any class of relevant securities of the offeree company or of any securities exchange offeror must make a Dealing Disclosure if the person deals in any relevant securities of the offeree company or of a securities exchange offeror. A Dealing Disclosure must contain details of the dealing concerned and of the person's interests and short positions in, and rights to subscribe for, any relevant securities of each of (i) the offeree company and (ii) any securities exchange offeror(s), save to the extent that these details have previously been disclosed under Rule 8. A Dealing Disclosure by a person to whom Rule 8.3(b) applies must be made by no later than 3.30 p.m. (London time) on the Business Day following the date of the relevant dealing.

If two or more persons act together pursuant to an agreement or understanding, whether formal or informal, to acquire or control an interest in relevant securities of an offeree company, they will be deemed to be a single person for the purpose of Rule 8.3.

Opening Position Disclosures must also be made by the offeree company and by any offeror, and Dealing Disclosures must also be made by the offeree company, by any offeror and by any persons acting in concert with any of them (see Rules 8.1, 8.2 and 8.4).

Details of the offeree and offeror companies in respect of whose relevant securities Opening Position Disclosures and Dealing Disclosures must be made can be found in the disclosure table on the Panel's website at www.thetakeoverpanel.org.uk, including details of the number of relevant securities in issue, when the offer period commenced and when any offeror was first identified. You should contact the Panel's Market Surveillance Unit on +44 (0)20 7638 0129 if you are in any doubt as to whether you are required to make an Opening Position Disclosure or a Dealing Disclosure.

Rounding

Certain figures included in this Announcement have been subjected to rounding adjustments. Accordingly, figures shown for the same category presented in different tables may vary slightly and figures shown as totals in certain tables may not be an arithmetic aggregation of the figures that precede them.

No Profit Forecasts

No statement in this Announcement is intended, or is to be construed, as a profit forecast or estimate for any period, and no statement in this Announcement should be interpreted to mean that earnings or earnings per share or dividend per share for Bidco, Impellam or the Enlarged Group, as appropriate, for the current or future financial years would necessarily match or exceed the historical published earnings or earnings per share or dividend per share for Bidco, Impellam or the Enlarged Group.

Forward-Looking Statements

This Announcement (including information incorporated by reference in this Announcement), oral statements made regarding the Acquisition, and other information published by HeadFirst and Impellam may contain certain forward-looking statements with respect to the financial condition, results of operations and business of HeadFirst and/or Impellam, and certain plans and objectives of HeadFirst and/or Impellam with respect thereto. These forward-looking statements can be identified by the fact that they do not relate only to historical or current facts. Forward-looking statements often use words such as "anticipate", "target", "expect", "estimate", "budget", "forecast", "seek", "prospects", "potential", "possible", "assume", "believe", "intend", "plan", "goal", "believe", "hope", "aims", "continue", "will", "may", "should", "would", "could", or other words of similar meaning. These statements are based on assumptions and assessments made by HeadFirst in the light of its experience and its perception of historical trends, current conditions, future developments and other factors they believe appropriate. By their nature, forward-looking statements involve risk and uncertainty, because they relate to events and depend on circumstances that will occur in the future, and the factors described in the context of such forward-looking statements in this document could cause actual results and developments to differ materially from those expressed in or implied by such forward-looking statements. Although it is believed that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct and you are therefore cautioned not to place undue reliance on these forward-looking statements which speak only as at the date of this document. HeadFirst does not assume any obligation to update or correct the information contained in this Announcement (whether as a result of new information, future events or otherwise), except as required by applicable law.

There are several factors that could affect the future operations of the Wider Impellam Group, the Wider HeadFirst Group and/or the Enlarged Group and that could cause actual results to differ materially from those expressed or implied in forward-looking statements. Among the factors that could cause actual results to differ materially from those described in the forward-looking statements are: changes in the global, political, economic, business, competitive, market and regulatory forces, future exchange and interest rates, changes in tax rates and future business combinations or dispositions, the impact of pandemics, changes in political and economic stability (including exposures to terrorist activities, the UK's exit from the European Union, Eurozone instability and disruption in business operations due to reorganisation activities), the timing impact and other uncertainties of future or planned acquisitions or disposals or offers, the inability of the Enlarged Group to realise successfully any anticipated synergy benefits when the Acquisition is implemented (including changes to the board and/or employee composition of the Enlarged Group), the inability of the Wider HeadFirst Group to integrate successfully the Impellam Group's operations and programmes when the Acquisition is implemented, the Enlarged Group incurring and/or experiencing unanticipated costs and/or delays (including IT system failures, cyber-crime, fraud and pension scheme liabilities), or difficulties relating to the Acquisition when the Acquisition is implemented.

General

If you are in any doubt about the contents of this Announcement or the action you should take, you are recommended to seek your own independent financial advice immediately from your stockbroker, bank manager, solicitor, accountant or independent financial adviser duly authorised under the FSMA if you are resident in the UK or, if not, from another appropriately authorised independent financial adviser.

NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION IN WHOLE OR IN PART, DIRECTLY OR INDIRECTLY, IN, INTO OR FROM ANY JURISDICTION WHERE TO DO SO WOULD CONSTITUTE A VIOLATION OF THE RELEVANT LAWS OR REGULATIONS OF SUCH JURISDICTION.

THIS ANNOUNCEMENT CONTAINS INSIDE INFORMATION.

FOR IMMEDIATE RELEASE

13 DECEMBER 2023

RECOMMENDED ACQUISITION

OF

IMPELLAM GROUP PLC

BY

HEATHER GLOBAL PLC

to be effected by means of a Scheme of Arrangement
under Part 26 of the Companies Act 2006

1.	Introduction

The boards of Heather Global plc ("Bidco"), HeadFirst Global B.V. ("HeadFirst") and Impellam Group plc ("Impellam") are pleased to announce that they have reached agreement on the terms of a recommended offer pursuant to which Bidco will acquire the entire issued and to be issued share capital of Impellam (the "Acquisition").

2.	The Acquisition

Under the terms of the Acquisition, Impellam Shareholders will be entitled to receive, for each Impellam Share:

•	557.2 pence in cash (the "Cash Consideration"); and

•	392.8 pence in principal amount of loan notes (the " Loan Note Consideration", as described in more detail below).

In addition, Impellam Shareholders on the register of members as at 15 December 2023 will be entitled to receive the interim dividend of 55.9 pence per Impellam Share declared by Impellam on 8 November 2023. As detailed below, prior to the Effective Date the Impellam Board also intends to declare a further cash dividend of 22.4 pence per Impellam Share and an in specie (i.e. non-cash) dividend equating to 56.1 pence per Impellam Share (in each case, on the basis of the Impellam Shares in issue on 12 December 2023, being the last practicable date before this Announcement) (the interim dividend and such further dividends together, the “Dividends”).

The Cash Consideration, the Loan Note Consideration and the aggregate amount of the Dividends, together the "Total Shareholder Proceeds", aggregate to 1,084.4 pence per Impellam Share which represents a premium of:

•	154.6 per cent. over the Closing Price of 426 pence per Impellam Share on 11 April 2022 (the trading day immediately before the commencement of the Offer Period); and

•	66.8 per cent. over the Closing Price of 650 pence per Impellam Share on 12 December 2023 (the last practicable date before this Announcement).

The Total Shareholder Proceeds values the entire issued share capital of Impellam at approximately £483.2 million.

The Acquisition is expected to be effected by means of a Court-sanctioned scheme of arrangement between Impellam and Scheme Shareholders under Part 26 of the Companies Act 2006.

The Loan Notes

•	The Loan Note Consideration of 392.8 pence per Impellam Share consists of:

o	258.2 pence in principal amount of non-convertible loan notes (the “Non-Convertible Loan Notes”);

o	67.3 pence in principal amount of fixed rate convertible loan notes (the “Tranche A Convertible Loan Notes”); and

o	67.3 pence in principal amount of variable fixed rate extendable convertible loan notes (the “Tranche B Convertible Loan Notes”).

The Non-Convertible Loan Notes accrue interest at 17 per cent. per annum, compounded and capitalised quarterly and payable upon redemption. Unless previously redeemed, the Non-Convertible Loan Notes have an initial maturity date of 3 years following the Effective Date, such initial maturity date being capable of extension by a further 12 months for a proportion only of the Non-Convertible Loan Notes (as described in paragraph 12 of this Announcement).

The Tranche A Convertible Loan Notes and Tranche B Convertible Loan Notes (together, the "Convertible Loan Notes") each accrue interest at 12 per cent. per annum, compounded and capitalised quarterly. The Convertible Loan Notes have an initial maturity date of 12 months and one day following the date on which the Cash Consideration is despatched pursuant to the Acquisition. The initial maturity of the Tranche B Convertible Loan Notes may be extended by 6 months by the noteholders (acting by simple majority). If the initial maturity is extended, the applicable interest rate will reduce, in the sole circumstance described in paragraph 12 of this Announcement, to 5 per cent. per annum, payable quarterly in cash in arrear.

The Convertible Loan Notes are convertible into up to 20 per cent. of Bidco’s total ordinary share capital and preferred share capital in the circumstances described in paragraph 12 of this Announcement.

An overview of the terms of the Loan Notes is set out in paragraph 12 of this Announcement. A detailed summary of the terms of the Loan Notes and the rights attaching to the Conversion Shares in respect of the Convertible Loan Notes will be included in the Scheme Document.

In respect of any Restricted Overseas Shareholder, Bidco may at its discretion determine: (i) that no Loan Notes shall be allotted to such Restricted Overseas Shareholder; (ii) that the Loan Notes due to such Restricted Overseas Shareholders pursuant to the Acquisition may be issued to a trustee to hold pending delivery to such Restricted Overseas Shareholders being permitted and/or (if possible) be sold by such trustee with any proceeds (minus the costs of such sale) to be delivered to the Restricted Overseas Shareholder; and/or (iii) that additional cash consideration may be paid to such Restricted Overseas Shareholder in lieu of their Loan Notes.

The Dividends

Impellam Shareholders on the register of members of Impellam as at 15 December 2023 will remain entitled to receive and retain the interim dividend of 55.9 pence per Impellam Share for the 52 week period ending 5 January 2024, which was declared by Impellam on 8 November 2023, without any reduction to the Consideration (the "Interim Dividend").

The Impellam Directors intend to declare, before the Effective Date, a special cash dividend of, in aggregate, £10 million, equating (on the basis of the Impellam Shares in issue on 12 December 2023, the last practicable date before this Announcement), to 22.4 pence per Impellam Share (the “Cash Dividend”). Settlement of the Cash Dividend will take place on or before the Effective Date and will not be conditional upon the Acquisition becoming Effective. Impellam Shareholders on Impellam’s register of members on the record date for the Cash Dividend will be entitled to receive and retain the Cash Dividend without any reduction to the Consideration.

In addition to the Interim Dividend and the Cash Dividend, the Impellam Directors intend to declare, before the Effective Date, a special dividend of, in aggregate, £25 million, equating (on the basis of the Impellam Shares in issue on 12 December 2023, the last practicable date before this Announcement), to approximately 56.1 pence per Impellam Share, which the Impellam Directors intend will be settled by way of a dividend in specie to eligible Impellam Shareholders of the shares in one or more newly-incorporated subsidiaries of Impellam (each a "ShellCo") (the "ShellCo Dividend"). The Impellam Directors intend that the ShellCos will have no assets or liabilities other than an amount in cash equal to, in aggregate, £25 million. The ShellCos will pursue strategic investment opportunities and the ShellCos' shares (which, following settlement of the ShellCo Dividend, will be held by Impellam Shareholders) are expected to be listed on the Bermuda Stock Exchange. Settlement of the ShellCo Dividend will not be conditional upon the Acquisition becoming Effective. Eligible Impellam Shareholders on Impellam's register of members on the record date for the ShellCo Dividend will be entitled to receive and retain the ShellCo Dividend without any reduction to the Consideration. Impellam will make further announcements in due course in relation to the timing and manner of settlement of the ShellCo Dividend, including details about each ShellCo, its directors and the number of ShellCo shares which will be distributed to Impellam shareholders, together with any further information required to comply with Rule 13 of the AIM Rules, if applicable.

Impellam Shares will be acquired fully paid and free from all liens, equities, charges, encumbrances, options, rights of pre-emption and any other third party rights and interests of any nature and together with all rights now or hereafter attaching or accruing to them, including voting rights and the right to receive and retain in full all dividends and other distributions (if any) declared, made or paid on or after the date of this Announcement (other than the Interim Dividend, the Cash Dividend and the ShellCo Dividend).

Other than the Interim Dividend, the Cash Dividend and the ShellCo Dividend, if any dividend, distribution and/or other return of capital is proposed, authorised, declared, made or paid or becomes payable in respect of Impellam Shares on or after the date of this Announcement and before the Effective Date, Bidco reserves the right to reduce the Cash Consideration by the amount of such dividend, distribution and/or other return of capital.

Certain further terms and conditions of the Acquisition are set out in Appendix 1 to this Announcement and the full terms and conditions will be set out in the Scheme Document.

The Scheme Document will include full details of the Scheme and will also contain the expected timetable of the Scheme, and will specify the necessary actions to be taken by Impellam Shareholders. The Scheme Document will be sent to Impellam Shareholders as soon as reasonably practicable and in any event within 28 days of the date of this Announcement (unless a later date is agreed between Bidco, Impellam and the Panel).

3.	Background to and reasons for the Acquisition

HeadFirst is a pan-European provider of HR technology solutions, serving clients across continental Europe from its offices in the Netherlands and Belgium.

Since the foundation of HeadFirst in 1995, HeadFirst has been growing both organically and through acquisitions. In 2022, funds managed by IceLake provided additional capital to HeadFirst to further support and accelerate growth, including targeting larger value-accretive acquisitions, and became its majority investor.

HeadFirst believes that Impellam represents an attractive opportunity to invest in one of the leading MSPs in the world and a leading STEM workforce and recruitment group in the UK. There is compelling strategic rationale for the combination between HeadFirst and Impellam, which is expected to deliver the following benefits:

•
a highly complementary geographic footprint, with limited to no overlap, creating an Enlarged Group with a strong presence across continental Europe, the UK and the US, benefiting customers with increased geographical coverage;

•	allowing complementary skillsets and expertise to create substantial cross selling opportunities;

•	capitalising on HeadFirst's digital data platform to increase operational efficiencies and productivity further across the Enlarged Group;

•	creating a strong combined management team that can continue to deliver on the long term strategy of the Enlarged Group.

The Enlarged Group will have over €7 billion spend under management.

4.	Background to and reasons for the Impellam Directors' recommendation

On 12 April 2022, Impellam announced that it had received notification from Lord Ashcroft, Chairman of the Impellam Board and majority shareholder, that he wished to explore opportunities to sell his Impellam Shares. As at that date, the 28,019,055 Impellam Shares in which Lord Ashcroft and his connected parties were interested represented approximately 62.0 per cent. of the Impellam Shares in issue. This announcement commenced an "offer period" in relation to Impellam under Rule 2.2(f) of the Code.

Since that time, Lord Ashcroft and Impellam have been working constructively to ensure that the interests of Impellam Shareholders as a whole are properly considered whilst Lord Ashcroft reviewed his options.

On 4 July 2023, in response to media speculation concerning a possible offer for Impellam, Impellam confirmed that it was in discussions with HeadFirst. These discussions with HeadFirst have resulted in the Acquisition and the Scheme. The Impellam Board highlights that Lord Ashcroft is supportive of the Acquisition and that he and his connected parties have given irrevocable undertakings to vote in favour of the Scheme at the Court Meeting and the Resolution at the General Meeting in respect of, in aggregate, 28,019,055 Impellam Shares representing approximately 62.9 per cent. of the Impellam Shares in issue as at 12 December 2023, being the last practicable date before this Announcement.

Whilst evaluating the terms of the Acquisition, the Impellam Board has considered in detail the ongoing opportunities and risks facing Impellam as a standalone, listed entity.

The Impellam Board notes Impellam's operational and financial progress in recent years and, in particular, the recent refocusing of the Impellam Group following the disposal of its Healthcare and Regional Staffing businesses in March 2023. The Impellam Board highlights the dividends that it has recently declared (and which it intends to declare prior to Completion) which have been made possible by the successful execution of Impellam’s strategy. It remains confident in the continued execution of its growth strategy and in the potential for additional value creation in the longer term.

However, the Impellam Board recognises that current market conditions remain challenging and that both customer and candidate confidence in the global talent sector are currently depressed. The Impellam Board has also noted that, overall, the performance of the sector during the time that Impellam has been in its Offer Period has been and remains somewhat subdued.

The Impellam Board acknowledges that the market in Impellam Shares is very illiquid, with average daily volumes traded during the twelve-month period ended 12 December 2023 being only 14,570 Impellam Shares, including 512,008 Impellam Shares repurchased for cancellation by Impellam in that twelve-month period pursuant to its ongoing share purchase plans, the most recent of which was commenced on 7 July 2023 (the “Share Purchase Plan”). This low level of liquidity can make it challenging for Impellam Shareholders to monetise their holdings in the market should they wish to do so. The Share Purchase Plan will remain in place until the Effective Date to continue to provide an element of potential liquidity to the market in Impellam Shares in accordance with its terms.

On the basis of a net cash position (pre-IFRS 16) of £56.1 million as at 30 June 2023, the Impellam Board believes that that the Total Shareholder Proceeds value Impellam at favourable multiples of 2.4 times FY22 net fee income and 14.1 times FY22 adjusted EBITDA. In addition, the Total Shareholder Proceeds represent a premium of 154.6 per cent. to the Closing Price of 426 pence per Impellam Share on 11 April 2022, the last practicable date before the commencement of the Offer Period, and 66.8 per cent. to the Closing Price of 650 pence per Impellam Share on 12 December 2023, being the last practicable date before this Announcement.

The Impellam Board is aware of the complex nature of the structure of the Consideration and notes that the Cash Consideration of 557.2 pence per Impellam Share alone is materially in excess of the undisturbed Impellam Share price of 426 pence prior to the commencement of the Offer Period and will provide Impellam Shareholders with the opportunity to receive a substantial portion of their investment in Impellam Shares in cash in an otherwise illiquid stock.

The Impellam Board believes that the Non-Convertible Loan Notes, with a principal amount of 258.2 pence per Impellam Share and with interest accruing at a rate of 17.0 per cent. per annum (compounding and capitalised quarterly), will provide Impellam Shareholders with an appropriate return for the proportion of the Consideration they represent when they are redeemed in accordance with their terms.

Similarly, the Impellam Board believes that the Convertible Loan Notes, with an aggregate principal amount of 134.6 pence per Impellam Share and with interest accruing at a rate of 12.0 per cent. per annum (compounding and capitalised quarterly), will provide Impellam Shareholders with an appropriate return for the proportion of the Consideration they represent, bearing in mind the potential for the Convertible Loan Notes to convert into equity in Bidco. The Impellam Board notes HeadFirst’s reasons for the Acquisition (set out in paragraph 3 of this Announcement) and the potential benefits which will accrue to the Enlarged Group following the combination and integration of Impellam and HeadFirst. If the Convertible Loan Notes are not redeemed for cash in accordance with their terms, Impellam Shareholders may become interested in up to 20 per cent. of Bidco’s total ordinary share capital and preferred share capital, which will allow them an ongoing exposure to any equity value creation at the Enlarged Group post Completion. The Impellam Board is comforted that Julia Robertson and Tim Briant, currently CEO and CFO of Impellam respectively, will join the board of Bidco on Completion as Group CEO and Group CFO to assist in the integration of Impellam and the delivery of the Enlarged Group’s strategy.

The Impellam Board also notes the requirement for Bidco to take all steps within its control to list the Loan Notes on TISE in Guernsey, thus providing an exemption from withholding tax on payments of interest and principal.

In summary, taking all the above into account, and having been so advised by Houlihan Lokey as to the financial terms of the Acquisition, the Impellam Board considers the terms of the Acquisition to be fair and reasonable, and in the best interests of Impellam Shareholders as a whole.

In addition to the financial terms of the Acquisition, in its evaluation of HeadFirst as a suitable owner of Impellam from the perspective of all Impellam stakeholders, the Impellam Board has also taken into account HeadFirst's intentions for the business, management and employees and other stakeholders of Impellam as set out in paragraph 7 of this Announcement.

In particular, the Impellam Board notes that HeadFirst intends for employees of Impellam to benefit from potential new opportunities which will emerge in the Enlarged Group and that HeadFirst has no intention of closing any of Impellam's offices or making material changes to Impellam's headcount as a result of the Acquisition. The Impellam Board also notes that HeadFirst intends to safeguard the existing contractual and statutory employment rights of the employees of Impellam upon Completion.

The Impellam Board acknowledges the strategic rationale of combining HeadFirst and Impellam into the Enlarged Group. The Impellam Board anticipates that the Acquisition will allow the Enlarged Group to benefit from a more digitally enabled and diverse service offering with an increased geographic reach which, together with other potential synergies, will benefit its customers and workers, make it more competitive and, in turn, present additional career opportunities for Impellam employees.

Accordingly, after careful consideration, the Impellam Board intends unanimously to recommend that Impellam Shareholders vote in favour of the Scheme at the Court Meeting and the Resolution at the General Meeting.

5.	Recommendation of the Impellam Directors

The Impellam Directors, who have been so advised by Houlihan Lokey as to the financial terms of the Acquisition, consider the terms of the Acquisition to be fair and reasonable. In providing their advice to the Impellam Directors, Houlihan Lokey have taken into account the commercial assessments of the Impellam Directors. Houlihan Lokey are providing independent financial advice to the Impellam Directors for the purposes of Rule 3 of the Code.

Accordingly, the Impellam Directors intend unanimously to recommend that Impellam Shareholders vote in favour of the Scheme at the Court Meetings and vote in favour of the Resolution at the General Meeting (or, in the event that the Acquisition is implemented by way of an Offer, to accept the Offer) as the Impellam Directors who hold Impellam Shares as at the date of this Announcement have irrevocably undertaken to do (or procure to be done) in respect of their own holdings, amounting to 2,452,325 Impellam Shares in aggregate, representing approximately 5.5 per cent. of the Impellam Shares in issue as at 12 December 2023, being the last practicable date before this Announcement.

6.	Irrevocable undertakings

Bidco has received irrevocable undertakings to vote in favour of the Scheme at the Court Meeting and the Resolution at the General Meeting from Impellam Directors holding in aggregate 2,452,325 Impellam Shares representing approximately 5.5 per cent. of the Impellam Shares in issue as at 12 December 2023, being the last practicable date before this Announcement.

In addition to the irrevocable undertakings received from the Impellam Directors who hold Impellam Shares, Bidco has received an irrevocable undertaking to vote in favour of the Scheme at the Court Meeting and the Resolution at the General Meeting from the Lombard Trust which holds 25,745,300 Impellam Shares representing approximately 57.8 per cent. of the Impellam Shares in issue as at 12 December 2023, being the last practicable date before this Announcement.

In aggregate, therefore, Bidco has received irrevocable undertakings to vote in favour of the Scheme at the Court Meeting and the Resolution at the General Meeting in respect of 28,197,625 Impellam Shares representing approximately 63.3 per cent. of the Impellam Shares in issue as at 12 December 2023, being the last practicable date before this Announcement.

Further details of these irrevocable undertakings are set out in Appendix 3 to this Announcement.

7.	HeadFirst's strategic plans and intentions with respect to management, employees and locations of business

As described in paragraph 3 of this Announcement, the Acquisition of Impellam is a highly-compelling strategic prospect for HeadFirst, providing the opportunity for growth and strong value creation for the Enlarged Group. HeadFirst believes that the Acquisition of Impellam will create a global HR technology and solutions platform, with strong presence across continental Europe, the UK and the US. HeadFirst also believes that the Enlarged Group will benefit from a diverse service offering, with multiple avenues for future growth.

Management, employees and pension schemes

HeadFirst values highly Impellam's strong brands, services and culture and attaches significant importance to the skillset, expertise and experience of Impellam's management team and employees. HeadFirst envisages that the key executive management of Impellam, namely Julia Robertson (current Chief Executive Officer of Impellam) and Tim Briant (current Chief Financial Officer of Impellam) will join the board of directors of Bidco as Group CEO and Group CFO, respectively. Julia Robertson and Tim Briant will work with other Bidco Board members, Marion Van Happen, who will continue as CEO of HeadFirst, Boyd Sleeman, Koen Bekkering, Bastiaan Hagenouw and Matteo Racca and any director nominated from time to time by the holders of the Non-Convertible Loan Notes who will be non-executive directors, and Han Kolff, who will be non-executive Chairman, to ensure the future success and growth of the Enlarged Group.

HeadFirst has not entered into, and has not had discussions on proposals to enter into, any form of incentivisation arrangements with members of Impellam's management.

HeadFirst does not expect to make material changes to Impellam's headcount following Completion and intends that the existing employees of Impellam will benefit from potential new opportunities and will make an important contribution to the success of the Enlarged Group. With regards to its plans for the continued employment of Impellam employees, there is no intention to make material changes in the conditions of employment of Impellam employees, including compensation packages and level of pension contributions to Impellam's defined contributions plan.

The non-executive Impellam Directors intend to resign as directors of Impellam with effect from Completion.

Headquarters, locations, fixed assets and research and development

Given the limited geographic overlap between HeadFirst and Impellam, HeadFirst has no intention of changing the locations or functions of Impellam's places of business or of closing any offices, including the location and functions of Impellam's headquarters, except that after Impellam's admission to AIM ceases HeadFirst expects that the investor relations and other listing related functions at Impellam's headquarters will cease. Similarly, HeadFirst has no intention of disposing of, or redeploying any material fixed assets of Impellam as a consequence of the Acquisition. In addition, as far as HeadFirst is aware, Impellam's current research and development activities are limited to software development. HeadFirst understands the importance of continued innovation in the business, and intends to continue to invest in and develop Impellam's R&D capabilities as part of the Enlarged Group.

Trading facilities

Impellam Shares are currently admitted to trading on AIM. As detailed in paragraph 14 of this Announcement, prior to the Effective Date, Impellam will make an application to the London Stock Exchange for the cancellation of the admission to trading of Impellam Shares on AIM to take effect shortly after the Effective Date.

None of the statements in this paragraph 7 are "post-offer undertakings” for the purposes of Rule 19.5 of the Code.

8.	Information relating to Impellam

Impellam is the holding company of a group of integrated, diversified workforce and STEM talent providers offering global workforce solutions, talent management and specialist recruitment across a variety of industry sectors and key end markets.

Services provided by the Impellam Group’s two key operating divisions are as follows:

•	Global Managed Services (“GMS”): multi-disciplinary management of the overall talent process to provide comprehensive workforce solutions; and

•	STEM: MSP, RPO, contract, permanent and Statement of Work workforce solutions focused on IT and digital specialists, data experts, scientists, clinicians, and engineers.

Impellam’s divisions operate through multiple brands including Guidant Global and Comensura (GMS), as well as Carbon60, SRG, Lorien, and Bartech (STEM).

On 3 March 2023, Impellam completed the disposal of two previous operating divisions – Regional Specialist Staffing and Healthcare – which has allowed the Impellam Group to focus on its key GMS and STEM divisions, where the Impellam Board expects higher returns from attractive growth markets, significantly improved revenue visibility and improved conversions.

In FY22, the continuing operations of the Impellam Group generated revenue of £1,947.4 million (FY21: £1,580.3 million), gross profit of £204.9 million (FY21: £161.0 million), and adjusted EBITDA of £34.2 million (FY21: £26.2 million). As at 30 June 2023, the Impellam Group had net cash of £56.1 million on a pre-IFRS 16 basis.

Impellam is headquartered in the UK and the Impellam Shares were admitted to trading on AIM on 7 May 2008.

9.	Information relating to Bidco and HeadFirst

Bidco is a newly formed public limited company, incorporated in England and Wales and established for the sole purpose of becoming the holding company of the HeadFirst Group and implementing the Acquisition. As of the date of this Announcement, the entire issued ordinary capital of Bidco is owned by ILC Holdco VII B.V. Pursuant to the Co-operation Agreement (as described in paragraph 11 of this Announcement), HeadFirst and Bidco have undertaken to Impellam to effect the “Bidco Restructuring” such that Bidco will become the ultimate holding company of the HeadFirst Group prior to the Court Hearing.

HeadFirst Group is a leading, international HR-tech service provider and one of the largest platforms for professionals in Benelux, operating across fifteen European countries. The organisation offers a wide range of HR solutions, such as Managed Service Providing, Recruitment Process Outsourcing, IT Sourcing & Recruitment and HR consultancy. More than twenty-five thousand professionals work for over five hundred clients in Europe, with which HeadFirst Group realises an annual revenue of over two billion euros. The main brands of HeadFirst Group are MSP (including intermediary services) labels HeadFirst, Between and Staffing Management Services, RPO and recruitment specialist Sterksen, IT talent sourcer StarApple, and Belgian HR-tech company ProUnity.

HeadFirst’s digital HR services platform is at the centre of its end-to-end solutions, linking the supply side (professional talent and partners, including secondment, temporary employment and recruitment companies, and ICT/system integrators) to the demand side (organisations looking for contingent and permanent workforce). HeadFirst has a wide range of solutions addressing labour market challenges for permanent and flexible employment, including:

•
MSP and RPO – HeadFirst assumes (a part of) its client’s process to find, select, hire, and manage required staff (both temporary and permanent). HeadFirst fully supports organisations, ranging from identifying labour needs to reporting. HeadFirst usually implements a Vendor Management System (“VMS”) or Applicant Tracking System (“ATS”) to properly facilitate the processes either owned or third-party depending on the client needs.

•
Intermediary services (MSP light) – HeadFirst fills assignments with suitable professionals by recruiting and sourcing (international) talent based on hiring needs. HeadFirst also takes over practicalities (e.g. contracting, invoicing, payrolling, tax compliance), mitigating risks for both employers and professionals regarding aspects of (external) employment.

•
IT talent sourcing – Solutions for permanent and temporary placements, e.g., filling of vacancies, employer brand building, contract negotiations, onboarding of new employees. HeadFirst sees high demand for IT specialists – or more broadly called STEM profiles. It requires a community-driven personal approach with perseverance to connect the best professionals to HeadFirst’s clients.

•
Professionals and Partners services – Add-on services offered to suppliers and professionals, e.g. personalised matchmaking and tailored offer of assignments, quick processing of contracts, coverage under liability and cyber security insurance, early payments and training.

•
Platform driven smart matchmaking – HeadFirst helps client companies fill vacancies by identifying their needs and matching them with the right professional in their talent database. By using smart automation and Artificial Intelligence (“AI”), it is possible to completely digitalise the end-to-end process of sourcing, matching, contracting and payroll for 100 per cent. of staff. By doing so, HeadFirst can add personal touch points in the client and candidate journeys, where they really add value. This offers speed, convenience and cost efficiency to HeadFirst customers.

HeadFirst has a strong focus on technology and data. It operates a core online platform (Striive) that centralises all customer assignments, professionals and suppliers and is connected directly to its website CMS. HeadFirst also utilises AI and Robotic Process Automation to further enhance both its offering and its operational efficiencies, focusing on eliminating waste in core processes of recruitment, contracting and invoicing. HeadFirst’s Business Intelligence (BI) team has created a central data lake that collects all data from the HeadFirst Group, allowing HeadFirst to gain rich insights into its operations.

Since the foundation of HeadFirst in 1995, HeadFirst has been growing both organically and through acquisitions. HeadFirst has completed 10 acquisitions since 2017, including Source, Staffing Management Services, Myler, Between Staffing Group, Sterksen, ProUnity, and Star Apple. These acquisitions have enabled HeadFirst to increase its geographic coverage and become a leading operator in the Benelux region, add new capabilities to enhance its ability to cross-sell services and products to its clients, provide a complete HR service, and gain access to new customer groups across the public and private sector.

For the twelve months ending 30 September 2023, based on unaudited management results, HeadFirst generated revenue (gross invoice value) of €2.5 billion, net fee income of €70 million and adjusted EBITDA of €33 million.

In 2022, HeadFirst received an investment from funds managed by IceLake, which is currently its majority investor.

10.	Financing Arrangements

The Cash Consideration will be funded through equity subscriptions into Bidco by funds managed by IceLake and by third party debt.

On 13 December 2023, Bidco (as original borrower and original guarantor) entered into a bridge facility agreement with, amongst others, Barclays Bank plc (acting as mandated lead arranger and bookrunner, facility agent and original lender) and U.S. Bank Trustees Limited (acting as security agent), pursuant to which a total aggregate amount of £219 million is made available to Bidco, of which £194 million may be drawn on to part finance the Cash Consideration payable pursuant to the Acquisition (and to finance costs, expenses and taxes in connection with the Acquisition and the Finance Documents (as defined therein) and to refinance certain existing debt in the Impellam Group (the “Bridge Facility Agreement”).

On 13 December 2023 Bidco entered into an equity commitment letter (the “Equity Commitment Letter”) with funds managed by IceLake (the “IceLake Funds”) for an aggregate amount of €70.75 million (the “EUR ECL Amount”). On 13 December 2023 Bidco also entered into a contingent foreign currency forward transaction with Barclays Bank plc (the “Contingent Currency Forward Transaction”) to ensure that the EUR ECL Amount may be exchanged for at least £60 million which will be used to part finance the Cash Consideration. The IceLake Funds may syndicate part of their funding commitments to and/or Bidco may raise additional funding commitments from one or more co-investors either before or after the Scheme becomes Effective. If such co-investment occurs prior to the Scheme becoming Effective, an announcement will be made by Bidco in respect of this through a Regulatory Information Service.

Further information on the financing of the Acquisition will be set out in the Scheme Document.

Jefferies and Barclays, in their capacity as financial advisers to Bidco, are satisfied that sufficient resources are available to Bidco to enable it to satisfy in full the Cash Consideration payable to Scheme Shareholders under the terms of the Acquisition.

11.	Offer-related arrangements

Confidentiality Agreements

HeadFirst’s sole shareholder, Beryllium, and Impellam entered into a confidentiality agreement on 15 June 2022 and a reverse confidentiality agreement on 12 June 2023 (the “Confidentiality Agreements”) pursuant to which each party has undertaken to the other amongst other things: (a) to keep confidential information relating to, inter alia, the Acquisition and not disclose it to third parties (other than permitted parties) unless required by law or regulation; and (b) to use the confidential information for the sole purpose of evaluating, negotiating or implementing the Acquisition. These confidentiality obligations remain in force until 15 June 2024 in the case of the confidentiality agreement and until 12 June 2025 in the case of the reverse confidentiality agreement (in each case, regardless of whether the Acquisition is implemented or not).

Cooperation Agreement

HeadFirst, Bidco and Impellam entered into a cooperation agreement (the “Cooperation Agreement”) on 13 December 2023, pursuant to which: (i) HeadFirst and Bidco each agreed to use all reasonable endeavours to secure the regulatory clearances and authorisations necessary to satisfy the Conditions; (ii) HeadFirst, Bidco and Impellam each agreed to certain undertakings to cooperate and provide each other with information, assistance and access in relation to the filings, submissions and notifications to be made in connection with the satisfaction of the Conditions; (iii) HeadFirst and Bidco agreed to provide Impellam with certain information for the purposes of the Scheme Document and to otherwise assist with the preparation of the Scheme Document; (iv) HeadFirst and Bidco have each undertaken to complete the Bidco Restructuring by no later than 7.59 a.m. on the day of the Court Hearing; (v) HeadFirst and Bidco have each agreed to procure that the Loan Notes are listed on TISE as soon as practicable after, and in any event not later than 20 Business Days following the Effective Date; (vi) Bidco and Impellam have agreed certain arrangements in respect of Impellam's employees; and (vii) HeadFirst and Bidco have agreed that Bidco will adopt the New Bidco Articles with effect from no later than the Effective Date.

The Cooperation Agreement also records Bidco and Impellam's intention to implement the Acquisition by way of the Scheme, subject to the ability of Bidco to elect to proceed by way of an Offer in accordance with and subject to the terms of the Cooperation Agreement.

The Cooperation Agreement will terminate in certain circumstances, including if: (i) this Announcement is not released at or before 5.00 p.m. on 13 December 2023 (or such later time and date as Bidco and Impellam may agree); (ii) the Acquisition is withdrawn or lapses prior to the Long Stop Date; (iii) the Impellam Directors withdraw their recommendation of the Acquisition; (iv) a Competing Transaction (as defined in the Cooperation Agreement) is recommended by the Impellam Directors or completes, becomes effective or becomes unconditional; (v) the Scheme does not become effective in accordance with its terms by the Long Stop Date; or (vi) it is otherwise as agreed in writing between Bidco and Impellam.

12.	Summary of the terms of the Loan Notes

A detailed summary of the terms of the Loan Notes and of the rights of the Conversion Shares into which the Tranche A Convertible Loan Notes and Tranche B Convertible Loan Notes may convert will be set out in the Scheme Document. An overview is provided below:

Terms applicable to all Loan Notes

•	The Loan Notes will be governed by English law.

•	The Loan Notes will be issued by Bidco, credited as fully paid in integral multiples of £1.00 in principal amount.

•	The Non-Convertible Loan Notes, the Tranche A Convertible Loan Notes and the Tranche B Convertible Loan Notes will each be constituted by a separate loan note instrument and executed as a deed.

•
The Loan Notes will constitute direct and unsecured obligations of Bidco. Bidco's obligations under the Loan Notes will, at all times (but without prejudice to any express rights or obligations in respect of payments prior to a winding up), rank:

o	junior to the Bridge Facility Agreement;

o
junior to any secured obligations and obligations mandatorily preferred by applicable law, including arising pursuant to any receivables financing entered into between (amongst others) the Company or certain subsidiaries of the Company whereby certain receivables or the proceeds thereof are sold or transferred, directly or indirectly pursuant to the terms of the agreement, and any first refinancing thereof;

o	pari passu (i) equally and rateably without any preference among themselves and (ii) with other unsecured and unsubordinated obligations of Bidco; and

o	in priority to (i) all subordinated obligations of Bidco which by law and/or by their terms rank junior to unsubordinated obligations and (ii) all classes of share capital of Bidco.

•
The terms of the Loan Notes may be amended (including to approve an extension of the maturity date that is not already included in the terms of the Loan Notes) with the sanction of a resolution passed (at a meeting or by written consent) by noteholders holding a majority in principal amount of the relevant Loan Notes then outstanding (a "Noteholder Majority") and the consent of Bidco.

•
Bidco will take all steps within its control to procure that, as soon as practicable following the Effective Date (and in any event within 20 Business Days), the Loan Notes are listed on TISE in Guernsey.

•
Bidco will also give certain covenants to the holders of the Convertible Loan Notes including, among other things, not to take certain steps which might be adverse to holders of the Convertible Loan Notes.

•
Following conversion of the Tranche A Convertible Loan Notes and/or the Tranche B Convertible Loan Notes into Conversion Shares (as defined below), the rights of the Conversion Shares and the rights and obligations of the former holders of Convertible Loan Notes, as shareholders in Bidco, will be governed by the new articles of association of Bidco which will be adopted with effect from no later than the Effective Date (the "New Bidco Articles"). The agreed form New Bidco Articles will be available on HeadFirst's website at https://headfirst.group/takeover/ by no later than 12 noon (London time) on the Business Day immediately following the date of this Announcement.

Non-Convertible Loan Notes

•
Unless previously redeemed, the Non-Convertible Loan Notes will be redeemed on the third anniversary of the Effective Date. However, Bidco has the option to extend the maturity of approximately £75 million in principal amount of the outstanding Non-Convertible Loan Notes for an additional 12 months (with the remainder repayable on the third anniversary of the Effective Date). Any Non-Convertible Loan Notes so extended will be repayable on the fourth anniversary of the Effective Date.

•
The Non-Convertible Loan Notes will be redeemable (in their entirety) at the election of Bidco prior to their maturity upon payment of the outstanding principal amount and the aggregate amount of interest which would be payable on such outstanding principal amount had the Non-Convertible Loan Notes been held to the initial maturity date or, as the case may be, the extended maturity date.

•
The Non-Convertible Loan Notes will accrue interest at a rate of 17.0 per cent. per annum, compounding and capitalised quarterly and payable upon redemption (whether at maturity or if otherwise redeemed prior to the applicable maturity date in accordance with the terms of the Non-Convertible Loan Notes), provided that if Bidco exercises its option to extend the maturity of approximately £75 million in principal amount of outstanding Non-Convertible Loan Notes as described above, the aggregate interest (including all capitalised and non-capitalised compounded interest) accrued on all of the Non-Convertible Loan Notes up to (but excluding) the third anniversary of the Effective Date shall be payable on such date, notwithstanding such extension.

•	The Non-Convertible Loan Notes will also be repayable at the election of a Noteholder Majority:

o	on a change of control of Bidco, at the outstanding principal amount and the amount of interest that has accrued and not been paid as at the date of redemption; or

o
in the case of certain customary events of insolvency (other than those described in the paragraph immediately below), at the principal amount and the aggregate amount of interest which would be payable on such outstanding principal amount had the Non-Convertible Loan Notes been held to the initial maturity date or, as the case may be, the extended maturity date.

•
If an order is made or an effective resolution is passed for the winding-up, dissolution or liquidation of Bidco or a liquidator is appointed in respect of Bidco (or any analogous event happens in any jurisdiction), Bidco must immediately (without any requirement for notice from any noteholder or otherwise) exercise its right to redeem all of the Non-Convertible Loan Notes for the time being outstanding at the principal amount and the aggregate amount of interest which would be payable on such outstanding principal amount had the Non-Convertible Loan Notes been held to the initial maturity date or, as the case may be, the extended maturity date.

•
In addition to the outstanding principal amount and any interest payable thereon, upon any redemption of the Non-Convertible Loan Notes (whether at the initial maturity, extended maturity or otherwise), noteholders will also receive their pro rata proportion of an extension availability fee of £25 million in aggregate.

•
From the date of the Non-Convertible Loan Note Instrument until the date on which all of the Non-Convertible Loan Notes have been repaid or redeemed, the noteholders (acting by simple majority) shall have the right from time to time to nominate one individual to act as a director of Bidco, and the right to remove any such individual, and Bidco shall procure as soon as reasonably practicable that any such individual is appointed as a director (or removed as a director, as the case may be).

Tranche A Convertible Loan Notes

•
Unless previously redeemed, the Tranche A Convertible Loan Notes will convert automatically into “Class A Ordinary Shares” and “Class A Preferred Shares” in the capital of Bidco (the “Conversion Shares”) on the date falling 12 months and one day following the date of payment of the Cash Consideration and issuance of the certificates in respect of the Loan Notes under the Scheme.

•
The number of Conversion Shares to be issued upon conversion of all of the Tranche A Convertible Loan Notes will represent 10.0 per cent. of the fully diluted ordinary share capital and 10.0 per cent. of the fully diluted preferential share capital of Bidco in each case as at immediately prior to the Effective Date, as set out in a capital table which will be scheduled to the instrument constituting the Tranche A Convertible Loan Notes.

•
Bidco may elect to redeem the Tranche A Convertible Loan Notes in whole or part by giving not less than 7 days’ written notice to the noteholders (specifying the principal amount of Tranche A Convertible Loan Notes to be redeemed and the redemption date) expiring not later than 1 July 2024 (the “Initial Tranche A Redemption Period”), upon which redemption noteholders will be entitled to receive payment in full of £1.0834 for every £1.00 of principal amount of Tranche A Convertible Loan Notes redeemed.

•
If Tranche A Convertible Loan Notes are outstanding following the expiry of the Initial Tranche A Redemption Period, at any time up to and including the maturity date, Bidco may elect to redeem the Tranche A Convertible Loan Notes in whole or part by giving at least 30 days’ written notice to the noteholders, upon which redemption noteholders will be entitled to receive: (i) payment in full of £1.1001 for every £1.00 of principal amount (excluding capitalised interest) of Tranche A Convertible Loan Notes held; plus (ii) any related capitalised interest and any related accrued interest in respect of such Tranche A Convertible Loan Notes that has not yet been capitalised (including all capitalised and non-capitalised compounded interest).

•
The Tranche A Convertible Loan Notes will accrue interest at a rate of 12.0 per cent. per annum, compounding and capitalised quarterly and payable upon redemption of the Tranche A Convertible Loan Notes, provided that no accrued interest will be payable in respect of any Tranche A Convertible Loan Notes that are redeemed during the Initial Tranche A Redemption Period.

•
If a change of control of Bidco occurs and Bidco has not elected to redeem the Tranche A Convertible Loan Notes in whole as described above, a Noteholder Majority may, by giving notice to Bidco in advance of such change of control, require that Bidco converts all (but not only some) of the outstanding Tranche A Convertible Loan Notes immediately prior to such change of control on the same basis described above.

•	The Tranche A Convertible Loan Notes will also be converted automatically into Conversion Shares in the case of certain customary events of insolvency.

Tranche B Convertible Loan Notes

•
The Tranche B Convertible Loan Notes, unless previously redeemed, will be converted into Conversion Shares on the date falling either (i) if the noteholders do not elect to extend the maturity date, 12 months and one day following the date of payment of the Cash Consideration and issuance of the certificates in respect of the Loan Notes under the Scheme (the “Original Maturity Date”) or (ii) if the noteholders elect to extend the maturity date, the date falling 18 months and one day following the date of payment of the Cash Consideration and issuance of the certificates in respect of the Loan Notes under the Scheme (the “Extended Maturity Date”).

•
Unless redeemed on the basis set out below, the number of Conversion Shares to be issued upon conversion of all of the Tranche B Convertible Loan Notes will represent 10.0 per cent. of the fully diluted ordinary share capital and 10.0 per cent. of the fully diluted preferential share capital of Bidco in each case as at immediately prior to the Effective Date, as set out in a capital table which will be scheduled to the instrument constituting the Tranche B Convertible Loan Notes.

•	The Tranche B Convertible Loan Notes will be redeemable as follows:

o
Bidco may elect to redeem the Tranche B Convertible Loan Notes in whole or part by giving not less than 7 days’ written notice to the noteholders (specifying the principal amount of Tranche B Convertible Loan Notes to be redeemed and the redemption date) expiring not later than the date that is 30 days after the date of issuance (the “Initial Tranche B Redemption Period”), upon which redemption noteholders will be entitled to receive payment in full of £1.0834 for every £1.00 of principal amount of Tranche B Convertible Loan Notes redeemed.

o
If any Tranche B Convertible Loan Notes are outstanding following the expiry of the Initial Tranche B Redemption Period, at any time up to and including the Original Maturity Date, Bidco may, upon giving at least 30 days’ written notice to the noteholders (specifying the principal amount of Tranche B Convertible Loan Notes to be redeemed and the redemption date) prior to the Original Maturity Date (a “Redemption Offer”), offer to redeem any outstanding Tranche B Convertible Loan Notes in whole or part for an amount equal to: (i) £1.05 for every £1.00 of principal amount (excluding capitalised interest) of Tranche B Convertible Loan Notes held; plus (ii) any related capitalised interest and any related accrued interest in respect of such Tranche B Convertible Loan Notes that has not yet been capitalised up to the date of redemption (the “Redemption Price”). If a Redemption Offer is made, the noteholders may elect, by Noteholder Majority, to: (a) accept any Redemption Offer (on the date and in accordance with the terms set out in the Redemption Offer); or (b) reject the Redemption Offer and extend the maturity date for the Tranche B Convertible Loan Notes by an additional six months to the Extended Maturity Date. If no Redemption Offer is made, the noteholders may still elect, by Noteholder Majority, to extend the maturity of the Tranche B Convertible Loan Notes to the Extended Maturity Date.

o
If the maturity date of the Tranche B Convertible Loan Notes is extended by the noteholders by an additional 6 months to the Extended Maturity Date, Bidco may, at least 30 days prior to the Extended Maturity Date, by written notice to the noteholders (an “Extended Redemption Offer”), offer to redeem all of the Tranche B Convertible Loan Notes on the Extended Maturity Date at the Redemption Price. The noteholders may elect, by Noteholder Majority, to accept the Extended Redemption Offer, failing which the Tranche B Convertible Loan Notes will automatically convert into Conversion Shares on the basis set out below on the Extended Maturity Date.

•
If no Redemption Offer is made, or a Redemption Offer is made but not accepted and, in either case, the maturity date is not extended as described above, the Tranche B Convertible Loan Notes will convert into Conversion Shares automatically on the Original Maturity Date. Alternatively, if the maturity date is extended as described above, and no Extended Redemption Offer is made, or an Extended Redemption Offer is made but not accepted, the Tranche B Convertible Loan Notes will convert into Conversion Shares automatically on the Extended Maturity Date.

•
If a change of control of Bidco occurs and Bidco has not elected to redeem the Tranche B Convertible Loan Notes in whole as described above, a Noteholder Majority may, by giving notice to Bidco, require that Bidco convert all (but not only some) of the outstanding Tranche B Convertible Loan Notes on the same basis described above.

•	The Tranche B Convertible Loan Notes will be converted automatically into Conversion Shares (as described above) in the case of certain customary events of insolvency.

•
Save as provided in the paragraph below, up to (but excluding) the Extended Maturity Date, the Tranche B Convertible Loan Notes will accrue interest at a rate of 12.0 per cent. per annum, compounding and capitalised quarterly which will be payable upon any redemption of the Tranche B Convertible Loan Notes, provided that no accrued interest will be payable in respect of any Tranche B Convertible Loan Notes that are redeemed during the Initial Tranche B Redemption Period. If the Tranche B Convertible Loan Notes are converted into Conversion Shares at any time, noteholders will not receive any interest on the Tranche B Convertible Loan Notes (other than as described in the paragraph below).

•
If a Redemption Offer is made but not accepted and the maturity date of the Tranche B Convertible Loan Notes is extended to the Extended Maturity Date as described above, the Tranche B Convertible Loan Notes will accrue interest at a rate of 5.0 per cent. per annum, payable in cash quarterly in arrear, from (and including) the Maturity Date to (but excluding) the Extended Maturity Date (“Updated Interest”). If the Tranche B Convertible Loan Notes are converted into Conversion Shares on the Extended Maturity Date, noteholders will receive unpaid Updated Interest on the Tranche B Convertible Loan Notes accrued up to (but excluding) the Extended Maturity Date.

Although the Loan Notes are expected to be listed on TISE in Guernsey (as further described above), HeadFirst and the board of Bidco do not currently intend to apply for admission to listing or admission to trading in respect of the shares in Bidco, including any Conversion Shares issued upon conversion of the Tranche A Convertible Loan Notes and/or the Tranche B Convertible Loan Notes. Although Bidco’s registered office is in the U.K., the Code is not expected to apply to Bidco because its shares are not expected to be admitted to trading on a regulated market or multilateral trading facility in the U.K. or any stock exchange in the Channel Islands or the Isle of Man, and the Panel has confirmed to Bidco that, on the basis of the current residency of the expected directors of Bidco as outlined in paragraph 7 of this Announcement, Bidco will not have its place of central management and control in the U.K., the Channel Islands or the Isle of Man. Accordingly, Impellam Shareholders should note that the Acquisition becoming Effective and the potential conversion of the Tranche A Convertible Loan Notes and/or the Tranche B Convertible Loan Notes could result in Impellam Shareholders holding Conversion Shares in an unlisted company with no form of dealing facility and they, as holders of Conversion Shares, would not be entitled to the benefit of the protections provided under the Code, including the rules regarding mandatory takeover bids. In the event that any of the above circumstances change, or if the interpretation and application of the Code by the Panel changes (including changes to the way in which the Panel assesses the application of the Code to English companies whose shares are not listed in the U.K., the Channel Islands or the Isle of Man), the Code may apply to Bidco in the future.

As required by Rule 24.11 of the Code, an estimate of the value of the Loan Notes, together with the assumptions, qualifications and caveats forming the basis of such estimate of value, will be included in the Scheme Document.

Agreed form drafts of the deeds constituting the Loan Notes (being the Non-Convertible Loan Note Instrument, the Tranche A Convertible Loan Note Instrument and the Tranche B Convertible Loan Note Instrument), together with the New Bidco Articles, will be published on HeadFirst’s website at https://headfirst.group/takeover/ by no later than 12 noon (London time) on the Business Day immediately following the date of this Announcement.

13.	Scheme Process

It is intended that the Acquisition will be implemented by means of a court-sanctioned scheme of arrangement under Part 26 of the Companies Act. The purpose of the Scheme is to provide for Bidco to become the owner of the issued and to be issued share capital of Impellam. The Scheme is an arrangement between Impellam and the Scheme Shareholders, and is subject to the sanction of the Court.

The Acquisition is subject to the Conditions and certain further terms referred to in Appendix 1 to this Announcement, and to the full terms and conditions to be set out in the Scheme Document, and will only become Effective if, among other things, the following events occur on or before the Long Stop Date (or such later date as Bidco and Impellam may, with the consent of the Panel, agree and, if required, as the Court may approve):

•
a resolution to approve the Scheme is passed by a majority in number of the Scheme Shareholders present and voting (and entitled to vote) at the Court Meeting, either in person or by proxy, representing 75 per cent. or more in value of each class of the Scheme Shares held by those Scheme Shareholders;

•	the Resolution is passed by Impellam Shareholders representing not less than 75 per cent. of the votes cast, either in person or by proxy, at the General Meeting;

•	following the Court Meeting and the General Meeting, the Scheme is sanctioned by the Court (without modification or with any modification agreed by Bidco and Impellam); and

•	following such sanction, an office copy of the Court Order is delivered to the Registrar of Companies.

The Conditions in paragraph 2 of Appendix 1 to this Announcement provide that the Scheme will lapse if:

•
the Court Meeting and the General Meeting are not held by the 22nd day after the expected date of the Court Meeting and the General Meeting to be set out in the Scheme Document in due course (or such later date as may be agreed between Bidco and Impellam);

•
the Court Hearing to approve the Scheme is not held by the 22nd day after the expected date of the Court Hearing to be set out in the Scheme Document in due course (or such later date as may be agreed between Bidco and Impellam); or

•	the Scheme does not become Effective by 11.59 p.m. on the Long Stop Date (or such later date as may be agreed between Bidco and Impellam and the Panel and the Court may allow).

If any Condition in paragraph 2 of Appendix 1 to this Announcement is not capable of being satisfied by the date specified therein, Bidco shall make an announcement through a Regulatory Information Service as soon as practicable and, in any event, by no later than 7.00 a.m. on the Business Day following the date so specified, stating whether Bidco has invoked that Condition, (where applicable) waived that Condition or, with the agreement of Impellam, specified a new date by which that Condition must be satisfied.

Once the necessary approvals from Scheme Shareholders have been obtained and the other Conditions have been satisfied or (where applicable) waived and the Scheme has been sanctioned by the Court, the Scheme will become Effective upon delivery of the Court Order to the Registrar of Companies. Subject to the satisfaction of the Conditions, the Scheme is expected to become Effective in the first half of 2024.

Upon the Scheme becoming Effective: (i) it will be binding on all Scheme Shareholders, irrespective of whether or not they attended or voted at the Court Meeting or the General Meeting (and if they attended and voted, whether or not they voted in favour); and (ii) share certificates in respect of Impellam Shares will cease to be valid and entitlements to Impellam Shares held within the CREST system will be cancelled. The Consideration for the Acquisition will be despatched to Scheme Shareholders no later than 14 days after the Effective Date. Any Impellam Shares issued before the Scheme Record Time will be subject to the terms of the Scheme.

The Resolution to be proposed at the General Meeting will, amongst other matters, provide that the Articles will be amended to incorporate provisions requiring any Impellam Shares issued after the Scheme Record Time (other than to Bidco and/or their nominees) to be automatically transferred to Bidco (and, where applicable, for consideration to be paid to the original recipient of the Impellam Shares so issued) on the same terms as the Acquisition (other than terms as to timings and formalities). The provisions of the Articles (as amended) will avoid any person (other than Bidco and their nominees) holding shares in the capital of Impellam after the Effective Date.

Bidco reserves the right to elect to implement the Acquisition by way of an Offer (as defined in section 974 of the Companies Act) as an alternative to the Scheme (subject to the Panel's consent and the terms of the Cooperation Agreement). In such event, the Acquisition will be implemented on the same terms (subject to appropriate amendments including (without limitation) the inclusion of an acceptance condition at such percentage as Bidco may, subject to the rules of the Code and the terms of the Cooperation Agreement and with the consent of the Panel, decide, of the shares to which the Acquisition relates and those required by, or deemed appropriate by, Bidco under applicable law, so far as applicable) as those which would apply to the Scheme. Further, if sufficient acceptances of such Offer are received and/or sufficient Impellam Shares are otherwise acquired, it is the intention of Bidco to apply the provisions of the Companies Act 2006 to acquire compulsorily any outstanding Impellam Shares to which such Offer relates.

Further details of the Scheme, including expected times and dates for each of the Court Meeting, the General Meeting and the Court Hearing, together with notices of the Court Meeting and the General Meeting, will be set out in the Scheme Document, which will be published as soon as reasonably practicable and in any event within 28 days of the date of this Announcement (unless a later date is agreed between Bidco, Impellam and the Panel). The Scheme will be governed by the laws of England and Wales, and will be subject to the jurisdiction of the Courts of England and Wales. The Scheme will be subject to the applicable requirements of the Code, the Panel, the London Stock Exchange and the Court.

14.	Cancellation of admission to trading on AIM and re-registration as a private company

It is intended that dealings in Impellam Shares on AIM will be suspended shortly before the Effective Date at a time to be set out in the Scheme Document. Prior to the Scheme becoming Effective, it is intended that Impellam will make an application to the London Stock Exchange for the cancellation of the admission to trading of the Impellam Shares on AIM, to take effect shortly after the Effective Date.

It is also intended that, following the Effective Date, Impellam will be re-registered as a private limited company.

15.	Disclosure of Interests

On 26 April 2022, Impellam made an Opening Position Disclosure, which set out the detailed information required to be disclosed by it under Rule 8.1(a) of the Code.

As at the close of business on 12 December 2023 (being the last Business Day before the date of this Announcement), and other than as set out in paragraph 6 of this Announcement, neither Bidco, nor any of its directors, nor, so far as Bidco is aware, any person acting in concert (within the meaning of the Code) with Bidco:

•
has any interest in, or right to subscribe for, any Impellam Shares nor does any such person have any short position in any Impellam Shares, including any short positions under a derivative, any agreement to sell, any delivery obligation or right to require another person to purchase or take delivery of any Impellam Shares;

•	has borrowed or lent any Impellam Shares or entered into any financial collateral arrangements relating to any Impellam Shares; or

•	is party to any dealing arrangement of the kind referred to in Note 11 on the definition of acting in concert in the Code in relation to any Impellam Shares.

16.	Overseas Impellam Shareholders

The availability of the Acquisition and the distribution of this Announcement to Impellam Shareholders who are not resident in the UK may be affected by the laws of the relevant jurisdiction in which they are located. Such persons should inform themselves of, and observe, any applicable legal or regulatory requirements of their jurisdiction. Impellam Shareholders who are in any doubt regarding such matters should consult an appropriate independent professional adviser in the relevant jurisdiction without delay.

This Announcement does not constitute an offer for sale of any securities or an offer or an invitation to purchase any securities. Impellam Shareholders are advised to read carefully the Scheme Document and related Forms of Proxy once these have been despatched.

In respect of any Restricted Overseas Shareholder, Bidco may at its discretion determine: (i) that no Loan Notes shall be allotted to such Restricted Overseas Shareholder; (ii) that the Loan Notes due to such Restricted Overseas Shareholders pursuant to the Acquisition may be issued to a trustee to hold pending delivery to such Restricted Overseas Shareholders being permitted and/or (if possible) be sold by such trustee with any proceeds (minus the costs of such sale) to be delivered to the Restricted Overseas Shareholder; and/or (iii) that additional cash consideration may be paid to such Restricted Overseas Shareholder in lieu of their Loan Notes.

17.	Documents available on websites

Copies of the following documents are available, or will be made available promptly and by no later than 12 noon (London time) on the Business Day immediately following the date of this Announcement, on https://headfirst.group/takeover/ and https://investors.impellam.com/offer-for-impellam-group-plc/, subject to certain restrictions relating to persons resident in a Restricted Jurisdiction:

•	this Announcement;

•	the irrevocable undertakings listed in Appendix 3 to this Announcement;

•	the Confidentiality Agreements;

•	the Cooperation Agreement;

•	the Bridge Facility Agreement and other documents relating to the financing of the Acquisition referred to in paragraph 10 of this Announcement;

•	the Equity Commitment Letter;

•	the Contingent Currency Forward Transaction documented by long form confirmation;

•	the agreed form draft of the Non-Convertible Loan Note Instrument;

•	the agreed form draft of the Tranche A Convertible Loan Note Instrument;

•	the agreed form draft of the Tranche B Convertible Loan Note Instrument;

•	the agreed form draft of the New Bidco Articles; and

•	the consents referred to in paragraph 18 of this Announcement.

For the avoidance of doubt, the contents of any website referred to in this Announcement are not incorporated into and do not form part of this Announcement.

18.	General

The Acquisition will be subject to the Conditions and other terms set out in Appendix 1 to this Announcement and to be set out in the Scheme Document.

In deciding whether or not to vote or procure votes to approve the Scheme at the Court Meeting or to vote or procure votes in favour of the Resolution at the General Meeting in respect of their Impellam Shares, Impellam Shareholders should rely on the information contained, and follow the procedures described, in the Scheme Document.

Each of Blackwood Capital, Jefferies, Barclays, Houlihan Lokey and Canaccord Genuity, has given and not withdrawn its consent to the inclusion in this Announcement of references to its name in the form and context in which they appear.

Appendix 2 to this Announcement contains the bases and sources of certain information used in this Announcement. Appendix 3 to this Announcement contains details of the irrevocable undertakings received in relation to the Acquisition. Appendix 4 to this Announcement contains definitions of terms used in this Announcement.

Important Notices

Blackwood Capital Group (UK) Ltd ("Blackwood Capital"), which is authorised and regulated in the UK by the FCA, is acting exclusively as financial adviser to HeadFirst and Bidco and for no one else in connection with the matters set out in this Announcement and will not regard any other person as its client in relation to the matters referred to in this Announcement and will not be responsible to anyone other than Bidco for providing the protections afforded to clients of Blackwood Capital, nor for providing advice in relation to contents of this Announcement or any other matters referred to in this Announcement. Neither Blackwood Capital nor any of its affiliates owes or accepts any duty, liability or responsibility whatsoever (whether direct or indirect, whether in contract, in tort, under statute or otherwise) to any person who is not a client of Blackwood Capital in connection with this Announcement, any statement contained herein or otherwise.

Jefferies International Limited ("Jefferies"), which is authorised and regulated in the UK by the FCA, is acting exclusively as financial adviser for HeadFirst and Bidco and for no one else in connection with the matters set out in this Announcement and will not regard any other person as its client in relation to the matters referred to in this Announcement and will not be responsible to anyone other than HeadFirst and Bidco for providing the protections afforded to clients of Jefferies, nor for providing advice in relation to the contents of this Announcement or any other matter referred to in this Announcement. Neither Jefferies nor any of its affiliates owes or accepts any duty, liability or responsibility whatsoever (whether direct or indirect, whether in contract, in tort, under statute or otherwise) to any person who is not a client of Jefferies in connection with this Announcement, any statement contained herein or otherwise.

Barclays Bank plc, acting through its Investment Bank ("Barclays"), which is authorised by the PRA and regulated in the United Kingdom by the FCA and the PRA, is acting exclusively for HeadFirst and Bidco and no one else in connection with the matters set out in this Announcement and will not be responsible to anyone other than HeadFirst and Bidco for providing the protections afforded to clients of Barclays nor for providing advice in relation to any matter referred to in this Announcement.

In accordance with the Code, normal United Kingdom market practice and Rule 14e-5(b) of the Exchange Act, Barclays and its affiliates will continue to act as exempt principal trader in Impellam securities on the London Stock Exchange. These purchases and activities by exempt principal traders which are required to be made public in the United Kingdom pursuant to the Code will be reported to a Regulatory Information Service and will be available on the London Stock Exchange website at www.londonstockexchange.com. This information will also be publicly disclosed in the United States to the extent that such information is made public in the United Kingdom.

Houlihan Lokey UK Limited ("Houlihan Lokey"), which is authorised and regulated in the UK by the FCA, is acting exclusively as financial adviser to Impellam and no one else in connection with the matters set out in this Announcement and will not be responsible to anyone other than Impellam for providing the protections afforded to clients of Houlihan Lokey or for providing advice in relation to contents of this Announcement or any other matters referred to in this Announcement. Neither Houlihan Lokey nor any of its affiliates owes or accepts any duty, liability or responsibility whatsoever (whether direct or indirect, whether in contract, in tort, under statute or otherwise) to any person who is not a client of Houlihan Lokey in connection with this Announcement, any statement contained herein or otherwise.

Canaccord Genuity Limited ("Canaccord Genuity"), which is authorised and regulated in the UK by the FCA, is acting as nominated adviser and corporate broker exclusively for Impellam and for no one else in connection with the matters set out in this Announcement and will not regard any other person as its client in relation to the matters referred to in this Announcement and will not be responsible to anyone other than Impellam for providing the protections afforded to clients of Canaccord Genuity, nor for providing advice in relation to the contents of this Announcement or any other matter referred to in this Announcement.

Further Information

This Announcement is for information purposes only and is not intended to and does not constitute, or form any part of, an offer to sell or an invitation to purchase or subscribe for any securities or the solicitation of any vote or approval in any jurisdiction pursuant to the Acquisition or otherwise.

The Acquisition will be subject to English law and to the applicable requirements of the Code, the Panel, the AIM Rules and the London Stock Exchange.

The Acquisition will be made solely by the Scheme Document, which, together with the Forms of Proxy, will contain the full terms and conditions of the Acquisition, including details of how to vote in respect of the Scheme. Any voting decision or response in relation to the Acquisition should be made solely on the basis of the Scheme Document. Impellam Shareholders are advised to read the formal documentation in relation to the Acquisition carefully once it has been published. Each Impellam Shareholder is urged to consult his or her independent professional adviser regarding the tax consequences of the Acquisition.

This Announcement does not constitute a prospectus or a prospectus equivalent document.

This Announcement has been prepared for the purpose of complying with English law and the Code, and the information disclosed may not be the same as that which would have been disclosed if this Announcement had been prepared in accordance with the laws of jurisdictions outside England.

Overseas Shareholders

The release, publication or distribution of this Announcement in jurisdictions other than the UK may be restricted by law and therefore any persons who are not resident in the UK or who are subject to the laws of any jurisdiction other than the UK (including Restricted Jurisdictions) should inform themselves about, and observe, any applicable legal or regulatory requirements. In particular, the ability of persons who are not resident in the UK or who are subject to the laws of another jurisdiction to participate in the Acquisition or to vote their Impellam Shares in respect of the Scheme at the Court Meeting, or to execute and deliver Forms of Proxy appointing another to vote at the Court Meeting on their behalf, may be affected by the laws of the relevant jurisdictions in which they are located or to which they are subject. Any failure to comply with applicable legal or regulatory requirements of any jurisdiction may constitute a violation of securities laws in that jurisdiction. To the fullest extent permitted by applicable law, the companies and persons involved in the Acquisition disclaim any responsibility or liability for the violation of such restrictions by any person.

Unless otherwise determined by Bidco or required by the Code, and permitted by applicable law and regulation, the Acquisition shall not be made available, directly or indirectly, in, into or from a Restricted Jurisdiction where to do so would violate the laws in that jurisdiction and no person may vote in favour of the Acquisition by any such use, means, instrumentality or form within a Restricted Jurisdiction or any other jurisdiction if to do so would constitute a violation of the laws of that jurisdiction.

Copies of this Announcement and any formal documentation relating to the Acquisition are not being, and must not be, directly or indirectly, mailed or otherwise forwarded, distributed or sent in or into or from any Restricted Jurisdiction or any jurisdiction where to do so would constitute a violation of the laws of such jurisdiction and persons receiving such documents (including custodians, nominees and trustees) must not mail or otherwise forward, distribute or send them in or into or from any Restricted Jurisdiction. Doing so may render invalid any related purported vote in respect of acceptance of the Acquisition.

Further details in relation to Impellam Shareholders in overseas jurisdictions will be contained in the Scheme Document.

Notices to US Shareholders

The Acquisition relates to the shares of a UK company and is being made by way of a scheme of arrangement provided for under Part 26 of the Companies Act. The Acquisition, implemented by way of a scheme of arrangement, is exempt from the registration requirements under the US Securities Act and is not subject to the tender offer rules or the proxy solicitation rules under the US Exchange Act. Accordingly, the Acquisition is subject to the disclosure requirements and practices applicable to a scheme of arrangement involving a target company in England listed on the London Stock Exchange, which differ from those in the United States. The financial information included in this Announcement has been prepared in accordance with International Financial Reporting Standards (as adopted by the UK and/or the European Union) and thus may not be comparable to financial information of US companies or companies whose financial statements are prepared in accordance with US generally accepted accounting principles.

It may be difficult for US shareholders to enforce certain rights and claims arising in connection with the Acquisition under US federal securities laws since Bidco and Impellam are located outside the US, and their officers and most of their directors reside outside the US. Therefore, investors may have difficulty effecting service of process within the US upon those persons or recovering against Impellam or its officers or directors on judgments of US courts, including judgments based upon the civil liability provisions of the US federal securities laws. It may not be possible to sue a non-US company or its officers or directors in a non-US court for violations of US securities laws. It also may not be possible to compel a non-US company or its affiliates to subject themselves to a US court's judgment.

To qualify for the exemption from registration for securities issued under the scheme of arrangement provided by section 3(a)(10) of the US Securities Act, Impellam will advise the Court that its sanctioning of the scheme of arrangement will be relied on as approval of the scheme of arrangement following a hearing on its fairness to Impellam Shareholders, at which hearing all Impellam Shareholders may attend in person or through counsel to support or oppose the sanctioning of the scheme of arrangement and such hearing has been notified to all Impellam Shareholders.

If, in the future, Bidco exercises its right to implement the Acquisition by way of an Offer and determines to extend the Offer into the United States, the Acquisition will be made in compliance with applicable US laws and regulations, including the applicable US tender offer regulations and in each case including the applicable exemptions therefrom.

The Loan Notes issued in the Acquisition and any Conversion Shares which may subsequently be issued have not, and will not be, registered under the US Securities Act. Accordingly, the Loan Notes and/or Conversion Shares may not be subsequently offered, sold or delivered in the United States unless such sale, offer or delivery is effected in compliance with an applicable exemption from the registration requirements of the US Securities Act.

The Loan Notes issued in the Acquisition and any Conversion Shares which may subsequently be issued will not be registered under any US state securities laws and no steps have been or will be taken to enable the Loan Notes and/or Conversion Shares to be offered in compliance with the securities laws of any US state. Accordingly, the Loan Notes and/or Conversion Shares may not be offered, sold or delivered, directly or indirectly, to persons resident in a US state unless such offer, sale or delivery is effected in compliance with an exemption from the registration requirements of the securities laws of such state.

In accordance with normal UK practice and pursuant to Rule 14e-5(b) of the US Exchange Act, Bidco or its nominees, or its brokers (acting as agents), may from time to time make certain purchases of, or arrangements to purchase, shares or other securities of Impellam outside of the US, other than pursuant to the Acquisition, until the date on which the Acquisition and/or Scheme becomes effective, lapses or is otherwise withdrawn. These purchases may occur either in the open market at prevailing prices or in private transactions at negotiated prices. Any information about such purchases or arrangements to purchase shall be disclosed as required in the UK, shall be reported to a Regulatory Information Service and shall be available on the London Stock Exchange website at www.londonstockexchange.com.

US Impellam Shareholders also should be aware that the transaction contemplated herein may be a taxable transaction for US federal income tax purposes and under applicable US state and local, as well as foreign and other, tax laws and, that such consequences, if any, are not described herein. US Impellam Shareholders are urged to consult with legal, tax and financial advisers in connection with making a decision regarding this transaction.

The Acquisition will be subject to the applicable requirements of the Code, the AIM Rules and the London Stock Exchange.

Rule 26 Disclosure

In accordance with Rule 26 of the Code, a copy of this Announcement will be available at https://headfirst.group/takeover/ and https://investors.impellam.com/offer-for-impellam-group-plc/ by no later than 12 noon (London time) on the Business Day immediately following the date of this Announcement). The content of the website referred to in this Announcement is not incorporated into and does not form part of this Announcement.

Electronic Communications

Please be aware that addresses, electronic addresses and certain information provided by Impellam Shareholders, persons with information rights and other relevant persons for the receipt of communications from Impellam may be provided to Bidco during the Offer Period as required under section 4 of Appendix 4 to the Code to comply with Rule 2.11 of the Code.

Requesting Hard Copy Documents

In accordance with Rule 30.3 of the Code, Impellam Shareholders and persons with information rights may request a hard copy of this Announcement and all information incorporated into this Announcement by reference to another source by contacting Link Group on 0371 664 0321. Calls are charged at the standard geographic rate and will vary by provider. Calls from outside the United Kingdom will be charged at the applicable international rate. The helpline is open between 9.00 a.m. to 5.30 p.m. (London time), Monday to Friday excluding for public holidays in England and Wales. Please note that Link Group cannot provide any financial, legal or tax advice and calls may be recorded and monitored for security and training purposes or by submitting a request in writing to Link Group, Corporate Actions at The Registry, 29 Wellington, Leeds LS1 4DL. If you have received this Announcement in electronic form, copies of this Announcement and any document or information incorporated by reference into this Announcement will not be provided unless such a request is made.

Rule 2.9 Disclosure

In accordance with Rule 2.9 of the Code, Impellam confirms that, as at the date of this Announcement, it has in issue and admitted to trading on AIM 44,547,546 ordinary shares of 1 pence each (“Impellam Shares”) with voting rights. There are no Impellam Shares held in Treasury. The International Securities Identification Number (ISIN) of the Impellam Shares is GB00B8HWGJ55.

Other Disclosure Requirements of the Code

Under Rule 8.3(a) of the Code, any person who is interested in 1 per cent. or more of any class of relevant securities of an offeree company or of any securities exchange offeror (being any offeror other than an offeror in respect of which it has been announced that its offer is, or is likely to be, solely in cash) must make an Opening Position Disclosure following the commencement of the offer period and, if later, following the announcement in which any securities exchange offeror is first identified. An Opening Position Disclosure must contain details of the person's interests and short positions in, and rights to subscribe for, any relevant securities of each of (i) the offeree company and (ii) any securities exchange offeror(s). An Opening Position Disclosure by a person to whom Rule 8.3(a) applies must be made by no later than 3.30 p.m. (London time) on the 10th Business Day following the commencement of the offer period and, if appropriate, by no later than 3.30 pm (London time) on the 10th Business Day following the announcement in which any securities exchange offeror is first identified. Relevant persons who deal in the relevant securities of the offeree company or of a securities exchange offeror prior to the deadline for making an Opening Position Disclosure must instead make a Dealing Disclosure.

Under Rule 8.3(b) of the Code, any person who is, or becomes, interested in 1 per cent. or more of any class of relevant securities of the offeree company or of any securities exchange offeror must make a Dealing Disclosure if the person deals in any relevant securities of the offeree company or of a securities exchange offeror. A Dealing Disclosure must contain details of the dealing concerned and of the person's interests and short positions in, and rights to subscribe for, any relevant securities of each of (i) the offeree company and (ii) any securities exchange offeror(s), save to the extent that these details have previously been disclosed under Rule 8. A Dealing Disclosure by a person to whom Rule 8.3(b) applies must be made by no later than 3.30 p.m. (London time) on the Business Day following the date of the relevant dealing.

If two or more persons act together pursuant to an agreement or understanding, whether formal or informal, to acquire or control an interest in relevant securities of an offeree company, they will be deemed to be a single person for the purpose of Rule 8.3.

Opening Position Disclosures must also be made by the offeree company and by any offeror, and Dealing Disclosures must also be made by the offeree company, by any offeror and by any persons acting in concert with any of them (see Rules 8.1, 8.2 and 8.4).

Details of the offeree and offeror companies in respect of whose relevant securities Opening Position Disclosures and Dealing Disclosures must be made can be found in the Disclosure Table on the Panel's website at www.thetakeoverpanel.org.uk, including details of the number of relevant securities in issue, when the offer period commenced and when any offeror was first identified. You should contact the Panel's Market Surveillance Unit on +44 (0)20 7638 0129 if you are in any doubt as to whether you are required to make an Opening Position Disclosure or a Dealing Disclosure.

Rounding

Certain figures included in this Announcement have been subjected to rounding adjustments. Accordingly, figures shown for the same category presented in different tables may vary slightly, and figures shown as totals in certain tables may not be an arithmetic aggregation of the figures that precede them.

No Profit Forecasts

No statement in this Announcement is intended, or is to be construed, as a profit forecast or estimate for any period and no statement in this Announcement should be interpreted to mean that earnings or earnings per share or dividend per share for Bidco, Impellam or the Enlarged Group, as appropriate, for the current or future financial years would necessarily match or exceed the historical published earnings or earnings per share or dividend per share for Bidco, Impellam or the Enlarged Group.

Forward-Looking Statements

This Announcement (including information incorporated by reference in this Announcement), oral statements made regarding the Acquisition, and other information published by HeadFirst and Impellam may contain certain forward-looking statements with respect to the financial condition, results of operations and business of HeadFirst and/or Impellam, and certain plans and objectives of HeadFirst and/or Impellam with respect thereto. These forward-looking statements can be identified by the fact that they do not relate only to historical or current facts. Forward-looking statements often use words such as "anticipate", "target", "expect", "estimate", "budget", "forecast", "seek", "prospects", "potential", "possible", "assume", "believe", "intend", "plan", "goal", "believe", "hope", "aims", "continue", "will", "may", "should", "would", "could", or other words of similar meaning. These statements are based on assumptions and assessments made by HeadFirst in the light of its experience and its perception of historical trends, current conditions, future developments and other factors they believe appropriate. By their nature, forward-looking statements involve risk and uncertainty, because they relate to events and depend on circumstances that will occur in the future, and the factors described in the context of such forward-looking statements in this document could cause actual results and developments to differ materially from those expressed in or implied by such forward-looking statements. Although it is believed that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct and you are therefore cautioned not to place undue reliance on these forward-looking statements which speak only as at the date of this document. HeadFirst does not assume any obligation to update or correct the information contained in this Announcement (whether as a result of new information, future events or otherwise), except as required by applicable law.

There are several factors that could affect the future operations of the Wider Impellam Group, the wider Bidco Group and/or the Enlarged Group and that could cause actual results to differ materially from those expressed or implied in forward-looking statements. Among the factors that could cause actual results to differ materially from those described in the forward-looking statements are: changes in the global, political, economic, business, competitive, market and regulatory forces, future exchange and interest rates, changes in tax rates and future business combinations or dispositions, the impact of pandemics, changes in political and economic stability (including exposures to terrorist activities, the UK's exit from the European Union, Eurozone instability and disruption in business operations due to reorganisation activities), the timing impact and other uncertainties of future or planned acquisitions or disposals or offers, the inability of the Enlarged Group to realise successfully any anticipated synergy benefits when the Acquisition is implemented (including changes to the board and/or employee composition of the Enlarged Group), the inability of the Bidco Group to integrate successfully the Impellam Group's operations and programmes when the Acquisition is implemented, the Enlarged Group incurring and/or experiencing unanticipated costs and/or delays (including IT system failures, cyber-crime, fraud and pension scheme liabilities), or difficulties relating to the Acquisition when the Acquisition is implemented.

General

If you are in any doubt about the contents of this Announcement or the action you should take, you are recommended to seek your own independent financial advice immediately from your stockbroker, bank manager, solicitor, accountant or independent financial adviser duly authorised under the FSMA if you are resident in the UK or, if not, from another appropriately authorised independent financial adviser.

APPENDIX 1

CONDITIONS AND FURTHER TERMS OF THE ACQUISITION

The Acquisition will be subject to the terms and conditions set out in this Appendix and in the Scheme Document.

Part A

Conditions to the Scheme and the Acquisition

1.	The Acquisition will be conditional upon the Scheme becoming unconditional and Effective, subject to the provisions of the Code, by no later than 11.59 p.m. on the Long Stop Date.

Scheme approval

2.	The Scheme shall be subject to the following conditions:

(a)	(i)
its approval by a majority in number representing not less than 75 per cent. in value of the Impellam Shareholders (or the relevant class or classes thereof, if applicable) in each case present, entitled to vote and voting, either in person or by proxy, at the Court Meeting; and

(ii)
the Court Meeting being held on or before the 22nd day after the expected date of the Court Meeting to be set out in the Scheme Document in due course (or such later date, if any, as Bidco and Impellam may agree and, if required, the Court may allow);

(b)	(i)	the Resolution being duly passed by Impellam Shareholders representing not less than 75 per cent. of the votes cast, either in person or by proxy, at the General Meeting; and
(ii)
the General Meeting being held on or before the 22nd day after the expected date of the General Meeting to be set out in the Scheme Document in due course (or such later date, if any, as Bidco and Impellam may agree and, if required, the Court may allow); and

(c)	(i)
the sanction of the Scheme by the Court (with or without modification, but subject to any such modification being on terms acceptable to Bidco and Impellam) and the delivery of a copy of the Court Order to the Registrar of Companies; and

(ii)
the Court Hearing being held on or before the 22nd day after the expected date of the Court Hearing to be set out in the Scheme Document in due course (or such later date, if any, as Bidco and Impellam may agree and, if required, the Court may allow).

Other Conditions

3.
In addition, subject as stated in Part B below and to the requirements of the Panel, the Acquisition shall also be conditional upon the following Conditions and, accordingly, the necessary actions to make the Scheme Effective will not be taken unless the following Conditions (as amended if appropriate) have been satisfied or, where capable of waiver, waived:

Competition law and regulatory approvals

Hart-Scott-Rodino

(a)	insofar as the Acquisition satisfies the premerger notification thresholds and requirements identified in the HSR Act:

(i)
all filings having been made and all applicable waiting periods (including any extensions thereof or any time periods set forth in any timing agreements with the United States antitrust authorities) under the HSR Act and the rules and regulations thereunder having expired, lapsed or been terminated as appropriate in each case in respect of the Acquisition, or any matters arising from the Acquisition; and

(ii)
no law, injunction (whether temporary, preliminary or permanent), or legal order having been enacted, entered, promulgated or enforced by any United States antitrust authority of competent jurisdiction which prevents, makes illegal, prohibits, restrains or enjoins the consummation of the Acquisition;

UK NSIA

(b)	the Secretary of State:

(i)	having:

(A)	confirmed that no approval is required under the UK National Security and Investment Act 2021 (the "NSIA");

(B)	confirmed that no further action will be taken under the NSIA in relation to the Acquisition; or

(C)	approved the Acquisition pursuant to the NSIA either unconditionally or on conditions that are acceptable to Bidco acting reasonably (in accordance with sections 13(2)(b) or (c) of the NSIA); and

(ii)	the Secretary of State not having made any interim or final order that would prevent Completion;

General third party clearances

(c)
the waiver (or non-exercise within any applicable time limits) by any relevant government or governmental, quasi-governmental, supranational, statutory, regulatory, environmental or investigative body, court, trade agency, association, institution, any entity owned or controlled by any relevant government or state or any other body or person whatsoever in any jurisdiction (each a "Third Party") of any termination right, right of pre-emption, first refusal or similar right (which is material in the context of the Wider Impellam Group taken as a whole) arising as a result of or in connection with the Acquisition including, without limitation, its implementation or the proposed, direct or indirect, acquisition of any shares or other securities in, or control of, Impellam by Bidco or any member of the HeadFirst Group;

(d)
other than in relation to the matters referred to in conditions 3(a) to 3(c) above (inclusive), no Third Party having given notice of a decision to take, institute, implement or threaten any action, proceeding, suit, investigation, enquiry or reference or enacted, made or proposed any statute, regulation, decision or order, or having taken any other steps which would or might reasonably be expected to:

(i)
require, prevent or materially delay the divestiture, or materially alter the terms envisaged for any proposed divestiture by any member of the Wider HeadFirst Group or any member of the Wider Impellam Group of all or any portion of their respective businesses, assets or property or impose any limitation on the ability of any of them to conduct their respective businesses (or any of them) or to own any of their respective assets or properties or any part thereof which in any such case would be material in the context of the Wider Impellam Group taken as a whole;

(ii)	require any proposed divestiture by any member of the Wider HeadFirst Group of any shares or other securities in Impellam;

(iii)
impose any material limitation on, or result in a material delay in, the ability of any member of the Wider HeadFirst Group directly or indirectly to acquire or to hold or to exercise effectively, directly or indirectly, all or any rights of ownership in respect of shares or loans or securities convertible into shares or any other securities (or the equivalent) in any member of the Wider Impellam Group or the Wider HeadFirst Group or to exercise management control over any member of the Wider Impellam Group, in each case, to an extent which is material in the context of the Wider Impellam Group;

(iv)
otherwise adversely affect the business, assets, profits or prospects of any member of the Wider HeadFirst Group or of any member of the Wider Impellam Group to an extent which is material in the context of the Wider Impellam Group taken as a whole;

(v)
make the Acquisition, its implementation or the acquisition or proposed acquisition by Bidco or any member of the Wider HeadFirst Group of any shares or other securities in, or control of Impellam void, illegal or unenforceable under the laws of any relevant jurisdiction, or otherwise, directly or indirectly, materially restrain, restrict, prohibit, delay or otherwise materially interfere with the same, or impose material additional conditions or obligations with respect thereto, or otherwise materially challenge or interfere therewith;

(vi)
save as envisaged by the Acquisition or pursuant to sections 974 to 991 of the Companies Act, require any member of the Wider HeadFirst Group or the Wider Impellam Group to offer to acquire any shares or other securities (or the equivalent) or interest in any member of the Wider Impellam Group or the Wider HeadFirst Group owned by any third party, where such acquisition would be material in the context of the Wider Impellam Group taken as a whole or, as the case may be, the Wider HeadFirst Group taken as a whole;

(vii)
impose any limitation on the ability of any member of the Wider HeadFirst Group to integrate or co-ordinate its business, or any part of it, with the businesses or any part of the businesses of any other member of the Wider Impellam Group which is adverse to and material in the context of the Wider Impellam Group or the Wider HeadFirst Group, in each case, taken as a whole; or

(viii)
result in any member of the Wider Impellam Group ceasing to be able to carry on business under any name under which it presently does so to an extent that is material in the context of the Wider Impellam Group taken as a whole, and all applicable waiting and other time periods during which any such Third Party could institute, implement any action, proceeding, suit, investigation, enquiry or reference or any other step under the laws of any jurisdiction in respect of the Acquisition or the acquisition or proposed acquisition of any Impellam Shares having expired, lapsed or been terminated;

(e)
in addition to the competition law and regulatory approvals referred to in Conditions 3(a) to 3(c) above, all mandatory filings or applications having been made in connection with the Acquisition, and all mandatory statutory or regulatory obligations in any jurisdiction having been complied with in connection with the Acquisition or the acquisition by any member of the Wider HeadFirst Group of any shares or other securities in, or control of, Impellam and all authorisations, orders, recognitions, grants, consents, licences, confirmations, clearances, permissions and approvals or the proposed acquisition of any shares or other securities in, or control of, Impellam by any member of the Wider HeadFirst Group having been obtained in terms and in a form reasonably satisfactory to HeadFirst from all appropriate Third Parties or persons with whom any member of the Wider Impellam Group has entered into contractual arrangements and all such authorisations, orders, recognitions, grants, consents, licences, confirmations, clearances, permissions and approvals together with all authorisations orders, recognitions, grants, licences, confirmations, clearances, permissions and approvals necessary or appropriate to carry on the business of any member of the Wider Impellam Group, in each case which is material in the context of the Wider Impellam Group or the Wider HeadFirst Group, in each case, taken as a whole, remaining in full force and effect and all material filings necessary for such purpose have been made, and there being no notice or intimation of any intention to revoke or not to renew any of the same at the time at which the Acquisition becomes otherwise unconditional and all necessary statutory or regulatory obligations in any jurisdiction having been complied with;

Certain matters arising as a result of any arrangement, agreement etc.

(f)
except as Disclosed, there being no provision of any agreement, arrangement, licence, permit or other instrument to which any member of the Wider Impellam Group is a party or by or to which any such member or any of its assets are or may be bound, entitled or subject, which, in each case as a consequence of the Acquisition would or would reasonably be expected to result in (in each case to an extent which is material in the context of the Wider Impellam Group taken as a whole):

(i)
any monies borrowed by or any other indebtedness or liabilities (actual or contingent) of, or grant available to any such member, being or becoming repayable or capable of being declared repayable immediately or earlier than their or its stated maturity date or repayment date or the ability of any such member to borrow monies or incur any indebtedness being withdrawn or inhibited or being capable of becoming or being withdrawn or inhibited;

(ii)
any such agreement, arrangement, licence, permit or instrument or the rights, liabilities, obligations or interests of any such member thereunder being terminated or adversely affected, or any onerous obligation or liability arising or any adverse action being taken or arising thereunder;

(iii)
any assets or interests of any such member being or falling to be disposed of or charged or ceasing to be available to any such member or any right arising under which any such asset or interest could be required to be disposed of or charged, or could cease to be available to any such member other than in the ordinary course of business;

(iv)
other than in the ordinary course of business, the creation or enforcement of any mortgage, charge or other security interest over the whole or any part of the business, property or assets of any such member;

(v)
the rights, liabilities, obligations or interests of any such member in, or the business of any such member with, any person, firm or body (or any arrangement or arrangements relating to any such interest or business) being terminated, adversely modified or affected;

(vi)	the value of any such member or its financial or trading position or prospects being prejudiced or adversely affected;

(vii)	any such member ceasing to be able to carry on business under any name under which it presently does so; or

(viii)	the creation of any liability, actual or contingent, by any such member, other than trade creditors or other liabilities incurred in the ordinary course of business,

and no event having occurred which, under any provision of any agreement, arrangement, licence, permit or other instrument to which any member of the Wider Impellam Group is a party or by or to which any such member or any of its assets may be bound, entitled or subject, would or might reasonably be expected to result in any of the events or circumstances as are referred to in sub-paragraphs (i) to (viii) of this Condition 3(g), in each case which is or would be material in the context of the Wider Impellam Group taken a as whole;

No material transactions, claims or changes in the conduct of the business of the Impellam Group

(g)	except as Disclosed, no member of the Wider Impellam Group having, since 30 December 2022:

(i)	save as between Impellam and wholly-owned subsidiaries of Impellam, issued, authorised or proposed the issue of additional shares of any class;

(ii)
save as between Impellam and wholly-owned subsidiaries of Impellam, issued or agreed to issue, authorised or proposed the issue of securities convertible into shares of any class or rights, warrants or options to subscribe for, or acquire, any such shares or convertible securities;

(iii)
other than for the Interim Dividend, the Cash Dividend and the ShellCo Dividend, other than to another member of the Impellam Group, recommended, declared, paid or made or proposed to recommend, declare, pay or make any bonus, dividend or other distribution whether payable in cash or otherwise;

(iv)
save for intra-Impellam Group transactions, merged or demerged with any body corporate or acquired or disposed of or transferred, mortgaged or charged or created any security interest over any material assets or any right, title or interest in any material asset (including shares and trade investments) or authorised or proposed or announced any intention to propose any merger, demerger, acquisition or disposal, transfer, mortgage, charge or security interest, in each case, other than in the ordinary course of business and which, in any such case, is material in the context of the Wider Impellam Group taken as a whole;

(v)	save for intra-Impellam Group transactions, made or authorised or proposed or announced an intention to propose any material change in its loan capital;

(vi)
issued, authorised or proposed the issue of any debentures or (save for intra-Impellam Group transactions or in the ordinary course of business) incurred or increased any indebtedness or become subject to any liability (actual or contingent) and which, in any such case, is material in the context of the Wider Impellam Group taken as a whole;

(vii)
purchased, redeemed or repaid, or announced any proposal to purchase, redeem or repay any of its own shares or other securities (other than to the extent they are held by another member of the Impellam Group) or reduced or, save in respect to the matters mentioned in sub-paragraphs (i) or (ii) above, made any other change to any part of its share capital and which, in any such case, is material in the context of the Wider Impellam Group taken as a whole;

(viii)
save for intra-Impellam Group transactions, implemented, or authorised, proposed or announced its intention to implement any reconstruction, amalgamation, scheme, commitment or other transaction or arrangement (other than the Acquisition) otherwise than in the ordinary course of business;

(ix)
except as Disclosed, entered into or varied the terms of any contract with any director or senior executive of any member of the Wider Impellam Group, except for salary increases, bonuses or variations of terms in the ordinary course of business, in any such case to an extent which is material in the context of the Wider Impellam Group taken as a whole;

(x)
entered into or varied or authorised, proposed or announced its intention to enter into or vary any material contract, transaction or commitment (whether in respect of capital expenditure or otherwise) except in the ordinary course of business which is of a long term, onerous or unusual nature or magnitude or which involves or could involve an obligation of such nature or magnitude which is or would reasonably be expected to be materially restrictive on the businesses of any member of the Wider Impellam Group and which, in any such case, is material in the context of the Wider Impellam Group or the Wider HeadFirst Group, in each case, taken as a whole;

(xi)
(other than in respect of a member of the Wider Impellam Group which is dormant and was solvent at the relevant time) taken any corporate action or had any legal proceedings started or threatened in writing against it for its winding-up, dissolution or reorganisation, or for the appointment of a receiver, administrative receiver, administrator, trustee or similar officer of all or any material part of its assets or revenues or any analogous proceedings in any jurisdiction or had any such person appointed;

(xii)
been unable, or admitted in writing that it is unable, to pay its debts or commenced negotiations with one or more of its creditors with a view to rescheduling or restructuring any of its indebtedness, or having stopped or suspended (or threatened to stop or suspend) payment of its debts generally or ceased or threatened to cease carrying on all or a substantial part of its business which is material in the context of the Wider Impellam Group taken as a whole;

(xiii)
other than in respect of claims between Impellam and wholly-owned subsidiaries of Impellam, waived or compromised any claim otherwise than in the ordinary course of business, and in any such case to an extent which is material in the context of the Wider Impellam Group taken as a whole;

(xiv)
except as Disclosed, entered into any contract, commitment, arrangement or agreement otherwise than in the ordinary course of business or passed any resolution or made any offer (which remains open for acceptance) with respect to or announced any intention to, or to propose to, effect any of the transactions, matters or events referred to in this Condition (g) and which is material in the context of the Wider Impellam Group taken as a whole;

(xv)	except in relation to changes made or agreed as a result of, or arising from, changes to legislation, having made or agreed or consented to any material change to:

(A)	the terms of the trust deeds constituting the Impellam Pension Scheme;

(B)	the contributions payable to the Impellam Pension Scheme or to the benefits which accrue or to the pensions which are payable thereunder;

(C)	the basis on which qualification for, or accrual or entitlement to, such benefits or pensions under the Impellam Pension Scheme are calculated or determined; or

(D)	the basis upon which the liabilities (including pensions) of the Impellam Pension Scheme are funded, valued or made,

in each case, to the extent which is material and adverse in the context of the Wider Impellam Group taken as a whole;

(xvi)
except as Disclosed, proposed, agreed to provide or modified the terms of any share option scheme, incentive scheme or other benefit relating to the employment or termination of employment of any person employed by the Wider Impellam Group, and in each case which is material in the context of the Wider Impellam Group taken as a whole;

(xvii)
except as Disclosed, on or after the date of this Announcement, and other than with the consent of Bidco, having taken (or agreed or proposed to take) any action which requires, or would require, the consent of the Panel or the approval of Impellam Shareholders in a general meeting in accordance with, or as contemplated by, Rule 21.1 of the Code; or

(xviii)
made any alteration to its memorandum or articles of association or other incorporation documents (other than in connection with the Scheme) which is material and adverse to the interests of Bidco in the context of the Acquisition;

No adverse change, litigation or regulatory enquiry

(h)	except as Disclosed, since 30 December 2022:

(i)
no adverse change or deterioration having occurred in the business, assets, financial or trading position, or profits or prospects of any member of the Wider Impellam Group which is material and adverse in the context of the Wider Impellam Group taken as a whole;

(ii)
no litigation, arbitration proceedings, prosecution or other legal or regulatory proceedings to which any member of the Wider Impellam Group is or is reasonably likely to become a party (whether as a plaintiff, defendant or otherwise), and no investigation by any Third Party against or in respect of any member of the Wider Impellam Group having been instituted, announced or threatened by or against or remaining outstanding in respect of any member of the Wider Impellam Group, in each case which has or might reasonably be expected to have a material and adverse effect on the Wider Impellam Group taken as a whole;

(iii)
no contingent or other liability of any member of the Wider Impellam Group having arisen or become apparent to Bidco which has or could be reasonably likely to have a material and adverse effect on the business, assets, financial or trading position or profits of the Wider Impellam Group taken as a whole;

(iv)
no enquiry or investigation by, or complaint or reference to, any Third Party having been threatened, announced, implemented, instituted by or remaining outstanding against or in respect of any member by or the Wider Impellam Group which in any case is material in the context of the Wider Impellam Group taken as a whole;

(v)
no steps having been taken which result or are reasonably likely to result in the withdrawal, cancellation, termination or modification of any licence held by any member of the Wider Impellam Group which is necessary for the proper carrying on of its business; and

(vi)
no member of the Wider Impellam Group having conducted its business in material breach of any applicable laws and regulations, which in any case is material in the context of the Wider Impellam Group taken as a whole;

No discovery of certain matters

(i)	except as Disclosed, Bidco not having discovered:

(i)
that any financial, business or other information concerning the Wider Impellam Group as contained in the information publicly disclosed at any time prior to the date of this Announcement by or on behalf of any member of the Wider Impellam Group is misleading, contains a material misrepresentation of fact or omits to state a material fact necessary to make that information not misleading, in each case, to the extent which is material and adverse in the context of the Wider Impellam Group taken as a whole;

(ii)
that any member of the Wider Impellam Group is subject to any material liability (actual or contingent) which is not disclosed in the annual report and accounts of Impellam for the financial year ended 31 December 2022, in each case, to the extent which is material and adverse in the context of the Wider Impellam Group taken as a whole; or

(iii)
any information which affects the import of any information disclosed at any time by or on behalf of any member of the Wider Impellam Group and which is material and adverse in the context of the Wider Impellam Group taken as a whole;

(j)	except as Disclosed, Bidco not having discovered that:

(i)
any past or present member of the Wider Impellam Group has failed to comply in any material respect with any applicable legislation or regulations, of any jurisdiction with regard to the use, storage, carriage, disposal, spillage, release, discharge, leak or emission of any waste or hazardous substance or any substance likely to impair materially the environment (including property) or harm human health or animal health, or otherwise relating to environmental matters or the health and safety of humans, which non-compliance has or would be likely to give rise to any material liability (actual or contingent) on the part of any member of the Wider Impellam Group; or

(ii)
there is, or is reasonably likely to be, for that or any other reason whatsoever, any material liability (actual or contingent) to make good, repair, reinstate or clean up any property now or previously owned, occupied, operated or made use of or controlled by any past or present member of the Wider Impellam Group, under any environmental legislation, regulation, notice, circular or order of any government, governmental, quasi-governmental, state or local government, supranational, statutory or other regulatory body, agency, court, association or any other person or body in any jurisdiction and which is material in the context of the Wider Impellam Group taken as a whole;

Anti-corruption, sanctions and criminal property

(k)	save as Disclosed, Bidco not having discovered that:

(i)
any past or present member, director, officer or employee of the Wider Impellam Group is or has at any time engaged in any activity, practice or conduct which would constitute an offence under the Bribery Act 2010, the US Foreign Corrupt Practices Act of 1977 or any other applicable anti-corruption legislation or any person that performs or has performed services for or on behalf of the Wider Impellam Group is or has at any time engaged in any activity, practice or conduct in connection with the performance of such services which has or would constitute an offence under the Bribery Act 2010, the US Foreign Corrupt Practices Act of 1977 or any other applicable anti-corruption legislation or ant-bribery law, rule or regulation or another other applicable law, rule, or regulation concerning improper payments or kickbacks;

(ii)
any asset of any member of the Wider Impellam Group constitutes criminal property as defined by section 340(3) of the Proceeds of Crime Act 2002 (but disregarding paragraph (b) of that definition) or proceeds of crime under any other applicable law, rule or regulation concerning money laundering or proceeds of crime or any member of the Wider Impellam Group is found to have engaged in activities constituting money laundering under any applicable law, rule, or regulation concerning money laundering;

(iii)
any past or present member, director, officer or employee of the Impellam Group, or any other person for whom any such person may be liable or responsible, has engaged in any business with, made any investments in, made any funds or assets available to or received any funds or assets from:

(A)
any government, entity or individual in respect of which US, UK or European Union persons, or persons operating in those territories, are prohibited from engaging in activities or doing business, or from receiving or making available funds or economic resources, by US, UK or European Union laws or regulations, including the economic sanctions administered by the US Office of Foreign Assets Control, or HM Revenue & Customs in the UK; or

(B)	any government, entity or individual targeted by any of the economic sanctions of the United Nations, the US, the UK, the European Union or any of its member states,

which, in each case, would cause any member of the Wider Impellam Group to be in breach of any economic sanctions laws applicable to the Wider Impellam Group;

(iv)
any member of the Impellam Group being engaged in any transaction which has or would cause Bidco to be in breach of any law or regulation upon its acquisition of Impellam, including the economic sanctions of the US Office of Foreign Assets Control, or HM Revenue & Customs in the UK, or any government, entity or individual targeted by any of the economic sanctions of the United Nations, the US, the UK, the European Union or any of its member states; or

(v)	any past or present member, director, officer or employee of the Wider Impellam Group, or any other person for whom any such person may be liable or responsible:

(A)	has engaged in conduct which would violate any relevant anti-terrorism laws, rules, or regulations, including but not limited to the US Anti-Terrorism Act;

(B)
has engaged in conduct which would violate any relevant anti-boycott law, rule, or regulation or any applicable export controls, including but not limited to the Export Administration Regulations administered and enforced by the US Department of Commerce or the International Traffic in Arms Regulations administered and enforced by the US Department of State;

(C)
has engaged in conduct which would violate any relevant laws, rules, or regulations concerning human rights, including but not limited to any law, rule, or regulation concerning false imprisonment, torture or other cruel and unusual punishment, or child labour; or

(D)
is debarred or otherwise rendered ineligible to bid for or to perform contracts for or with any government, governmental instrumentality, or international organization or found to have violated any applicable law, rule, or regulation concerning government contracting or public procurement, in each case, to the extent which is material in the context of the Wider Impellam Group taken as a whole.

Part B

Waiver and Invocation of the Conditions

1.
Subject to the requirements of the Panel in accordance with the Code, Bidco reserves the right in its sole discretion to waive, in whole or in part, all or any of the Conditions in Part A above, except for Condition 1 of Part A and Conditions 2(a)(i), 2(b)(i) or 2(c)(i) of Part A (Scheme approval), which cannot be waived. If any of Conditions 1, 2(a)(i), 2(b)(i) or 2(c)(i) of Part A is not satisfied by the relevant deadline specified in the relevant Condition, Bidco shall make an announcement by 8.00 a.m. on the Business Day following such deadline confirming whether it has invoked the relevant Condition, waived the relevant deadlines, or agreed with Impellam to extend the relevant deadline.

2.
Bidco shall be under no obligation to waive or treat as satisfied any of Conditions 3(a) to 3(j) of Part A (inclusive) by a date earlier than the latest date specified above for the fulfilment or waiver thereof, notwithstanding that the other Conditions to the Acquisition may at such earlier date have been waived or fulfilled, and that there are at such earlier date no circumstances indicating that any of such Conditions may not be capable of fulfilment.

3.
Under Rule 13.5(a) of the Code and subject to paragraph 4 below, Bidco may only invoke a Condition so as to cause the Acquisition not to proceed, to lapse or be withdrawn, with the consent of the Panel. The Panel shall normally only give its consent if the circumstances which give rise to the right to invoke the Condition are of material significance to Bidco in the context of the Acquisition. This shall be judged by reference to the facts of each case at the time that the relevant circumstances arise.

4.
Conditions 1 and 2 of Part A (and, if applicable, any acceptance condition adopted on the basis specified in paragraph 2 of Part C below in relation to any Offer) are not subject to Rule 13.5(a) of the Code.

5.	Any Condition that is subject to Rule 13.5(a) of the Code may be waived by Bidco.

6.
If the Panel requires Bidco to make an offer or offers for Impellam Shares under the provisions of Rule 9 of the Code, Bidco may make such alterations to the Conditions and the other terms of the Acquisition as are necessary to comply with the provisions of that Rule.

Part C

Implementation by way of an Offer

1.	Bidco reserves the right to elect (with the consent of the Panel and subject to the terms of the Cooperation Agreement) to implement the Acquisition by way of an Offer as an alternative to the Scheme.

2.
In such event, such Offer will be implemented on the same terms and conditions, so far as applicable, as those which would apply to the Scheme subject to appropriate amendments to reflect the change in method of effecting the Offer, including (without limitation) the inclusion of an acceptance condition set at such percentage of the Impellam Shares to which the Offer relates as Bidco may, subject to the rules of the Code and the terms of the Co-operation Agreement and with the consent of the Panel, decide.

Part D

Certain further terms of the Acquisition

1.
The Acquisition will not become Effective unless the Conditions have been fulfilled or (to the extent capable of waiver) waived or, where appropriate, have been determined by Bidco to be or remain satisfied by no later than 11.59 p.m. on the Long Stop Date.

2.
The availability of the Acquisition to persons not resident in the UK may be affected by the laws or regulations of the relevant jurisdictions. Persons who are not resident in the UK should inform themselves about, and observe, any applicable requirements. Impellam Shareholders who are in any doubt about such matters should consult an appropriate, independent professional adviser in the relevant jurisdiction without delay and observe any applicable requirements.

3.
This Announcement and any rights or liabilities arising hereunder, the Acquisition, the Scheme and any proxies will be governed by English law, and be subject to the jurisdiction of the English courts. The Acquisition will be subject to applicable requirements of the AIM Rules, the London Stock Exchange, the Code and the Panel.

4.
The Acquisition will be subject to the Conditions and certain further terms set out in Appendix 1 and the further terms and conditions to be set out in the Scheme Document when issued, and such further terms as may be required to comply with the rules and regulations of the London Stock Exchange, the AIM Rules and the Code.

5.	Each of the Conditions shall be regarded as a separate Condition and shall not be limited by reference to any other Condition.

6.
The Impellam Shares will be acquired by Bidco fully paid and free from all liens, equitable interests, charges, encumbrances, rights of pre-emption and any other third party rights or interests whatsoever and together with all rights existing at the date of this Announcement or thereafter attaching thereto, including (without limitation) the right to receive and retain, in full, all dividends and other distributions (if any) declared, made or paid or any other return of capital (whether by way of reduction of share capital or share premium account or otherwise) made on or after the Effective Date in respect of the Impellam Shares (other than the Interim Dividend, the Cash Dividend and the ShellCo Dividend).

7.
Other than the Interim Dividend, the Cash Dividend and the ShellCo Dividend, if any dividend, other distribution or return of capital is announced, declared, made or paid in respect of the Impellam Shares on or after the date of this Announcement and prior to the Effective Date, Bidco reserves the right to reduce the Consideration payable in respect of each Impellam Share by the amount of all or part of any such dividend or other distribution or return of capital.

APPENDIX 2

SOURCES OF INFORMATION AND BASES OF CALCULATION

In this Announcement:

(a)
unless otherwise stated, financial information concerning Impellam has been extracted from the Annual Report and Accounts of Impellam for the 52 week period ended 30 December 2022 or the Interim Report of Impellam for the 26 week period ended 30 June 2023;

(b)	the share capital of Impellam is based upon 44,547,546 Impellam Shares in issue on 12 December 2023 (being the last practicable date prior to this Announcement);

(c)	unless otherwise stated, all prices for Impellam Shares are the Closing Price derived from the AIM Appendix to the Daily Official List of the London Stock Exchange for the relevant date;

(d)	the trading volume data for Impellam Shares has been derived from Capital IQ; and

(e)
the fully diluted share capital of Bidco currently expected to be in place immediately prior to the Effective Date comprises 973,870 ordinary Shares A, 21,874 ordinary Shares B, 1,244,801 preference Shares A, 3 preference Shares B, and 19,247 preference Shares C.

APPENDIX 3

IRREVOCABLE UNDERTAKINGS

Impellam Directors' Irrevocable Undertakings

Bidco has received irrevocable undertakings to vote in favour of the Scheme at the Court Meeting and the Resolution at the General Meeting from Impellam Directors holding, in aggregate, 2,452,325 Impellam Shares, representing approximately 5.5 per cent. of the Impellam Shares in issue as at 12 December 2023, being the last practicable date before this Announcement.

Name of Impellam Director	Number of Impellam Shares	Per cent. of issued Impellam Shares
Lord Ashcroft KCMG PC	2,273,755	5.10
Julia Robertson	153,910	0.35
Angela Entwistle	13,800	0.03
Mike Ettling	10,860	0.02
TOTAL	2,452,325	5.50

The irrevocable undertakings given by the Impellam Directors will continue to be binding in the event that a higher competing offer is made for Impellam.

The irrevocable undertakings given by the Impellam Directors will cease to be binding if:

o	this Announcement is not released by 5.00 p.m. on 13 December 2023 (or such later date as Bidco and Impellam may agree with the consent of the Panel (if required);

o	Bidco announces that it does not intend to proceed with the Acquisition; or

o	the Scheme lapses or is withdrawn.

Other Irrevocable Undertakings

The Lombard Trust

In addition to the irrevocable undertaking received from the Impellam Directors (including Lord Ashcroft), Bidco has received an irrevocable undertaking to vote in favour of the Scheme at the Court Meeting and the Resolution at the General Meeting from the Lombard Trust (a family trust connected with Lord Ashcroft) which holds 25,745,300 Impellam Shares representing approximately 57.8 per cent. of the Impellam Shares in issue as at 12 December 2023, being the last practicable date before this Announcement.

The irrevocable undertaking given by the Lombard Trust will continue to be binding in the event that a higher competing offer is made for Impellam.

The irrevocable undertaking given by the Lombard Trust will cease to be binding if:

o	this Announcement is not released by 5.00 p.m. on 13 December 2023 (or such later date as Bidco and Impellam may agree with the consent of the Panel (if required);

o	Bidco announces that it does not intend to proceed with the Acquisition; or

o	the Scheme lapses or is withdrawn.

APPENDIX 4

DEFINITIONS

The following definitions apply throughout this Announcement, unless the context otherwise requires:

Acquisition	the recommended acquisition by Bidco of the entire issued and to be issued share capital of Impellam, proposed to be implemented by way of the Scheme as described in this Announcement

AIM	the market of that name operated by the London Stock Exchange

AIM Rules	the rules for AIM companies published by the London Stock Exchange from time to time

Announcement	this announcement made pursuant to Rule 2.7 of the Code

Annual Reports and Accounts	annual report and accounts of Impellam for the 52 week period ended 30 December 2022

Barclays	Barclays Bank plc, acting through its Investment Bank

Beryllium	Beryllium B.V., a company registered with the commercial register of Kamer van Koophandel under 72354763 whose registered office is Louis Couperusplein 2, 2514 HP The Hague

Bidco	Heather Global plc

Bidco Restructuring	the reorganisation of the HeadFirst Group such that Bidco is the ultimate holding company of the HeadFirst Group

Blackwood Capital	Blackwood Capital Group (UK) Limited

Bridge Facility Agreement
the bridge facility agreement dated 13 December 2023 entered into between, amongst others, Bidco (as company, original borrower and original guarantor), Barclays Bank plc (as mandated lead arranger, bookrunner, facility agent and original lender) and U.S. Bank Trustees Limited (as security agent)

Business Day	a day (other than a Saturday, Sunday, public or bank holiday) on which banks are generally open for business in London

Canaccord Genuity	Canaccord Genuity Limited

Cash Consideration	557.2 pence per Impellam Share

Cash Dividend
a special cash dividend of, in aggregate, £10 million, equating (on the basis of the Impellam Shares in issue on 12 December 2023, the last practicable date before this Announcement), to 22.4 pence per Impellam Share, which the Impellam Directors intend to declare prior to the Scheme becoming Effective, further details of which will be announced by Impellam in due course

Closing Price	the closing middle market price of an Impellam Share on a particular trading day as derived from the AIM Appendix to the Daily Official List

Code	the City Code on Takeovers and Mergers

Companies Act	the Companies Act 2006, as amended from time to time

Completion	completion of the Acquisition

Conditions	the conditions to the implementation of the Acquisition set out in Part A of Appendix 1 to this Announcement, and to be set out in the Scheme Document

Confidentiality Agreements
the confidentiality agreement between Beryllium B.V. and Impellam dated 15 June 2022 and the reverse confidentiality agreement between Beryllium B.V. and Impellam dated 12 June 2023, as described in paragraph 11 of this Announcement

Consideration	the consideration for the Acquisition consisting of the Cash Consideration and the Loan Note Consideration

Conversion Shares
ordinary Shares A and preference Shares A in the capital of Bidco which will be allotted and issued if the Tranche A Convertible Notes and/or Tranche B Convertible Notes are converted in accordance with their terms

Convertible Loan Notes	the Tranche A Convertible Loan Notes and the Tranche B Convertible Loan Notes

Cooperation Agreement	the cooperation agreement between Bidco, HeadFirst and Impellam dated 13 December 2023, brief particulars of which are set forth in paragraph 11 of this Announcement

Court	the High Court of Justice in England and Wales

Court Hearing	the hearing of the Court at which Impellam will seek the Court Order

Court Meeting
the meeting or meetings of Impellam Shareholders to be convened by the Court pursuant to Part 26 of the Companies Act for the purpose of considering and, if thought fit, approving the Scheme (with or without any amendment approved or imposed by the Court and agreed to by Bidco and Impellam), including any adjournment, postponement or reconvention of any such meeting, notice of which shall be contained in the Scheme Document

Court Order	the order of the Court sanctioning the Scheme under section 899 of the Companies Act

CREST
the relevant system (as defined in the Uncertificated Securities Regulations 2001 (SI 2001/3755) (including, as it forms part of domestic law in the UK by virtue of the European Union (Withdrawal) Act 2018" (the "Regulations")), in respect of which Euroclear UK and Ireland Limited is the Operator (as defined in the Regulations)

Daily Official List	the daily record setting out the prices of all trades in shares and other securities published by the London Stock Exchange

Dealing Disclosure	has the meaning given to it in Rule 8 of the Code

Disclosed
the information which has been fairly disclosed by or on behalf of Impellam: (i) to Bidco or any of its Affiliates (or each of their respective officers, employees, agents or advisers) prior to the date of this Announcement (including, without limitation, via the virtual data room operated by or on behalf of Impellam in connection with the Acquisition, in discussions and/or due diligence sessions with Impellam Directors or employees of the Wider Impellam Group and any written replies and correspondence in connection therewith); (ii) in Impellam's published annual or half year report and accounts for the relevant financial period or periods referred to in the relevant Condition and published prior to the date of this Announcement; (iii) in a public announcement by Impellam prior to the date of this Announcement by way of any Regulatory Information Service; (iv) in filings with the Registrar of Companies in England and appearing on Impellam files within the last two years; or (v) in this Announcement (or in any of the documents listed in paragraph 17 of this Announcement)

Effective
means: (i) if the Acquisition is implemented by way of the Scheme, the Scheme having become effective in accordance with its terms; or (ii) if the Acquisition is implemented by way of an Offer, the Offer having been declared or become wholly unconditional in accordance with the requirements of the Code

Effective Date	the date on which the Scheme becomes Effective

Enlarged Group	the enlarged Impellam group following the Acquisition, comprising the Wider HeadFirst Group and the Wider Impellam Group

Equity Commitment Letter	the Equity Commitment Letter dated 13 December 2023 between Bidco and funds managed by IceLake

FCA	the Financial Conduct Authority acting in its capacity as the competent authority for the purposes of Part VI of FSMA

Forms of Proxy	the forms of proxy in connection with each of the Court Meeting and the General Meeting, which shall accompany the Scheme Document

FSMA	the Financial Services and Markets Act 2000, as amended from time to time

FY22	Impellam's financial year ended 30 December 2022

FY21	Impellam's financial year ended 31 December 2021

General Meeting
the general meeting of Impellam Shareholders (including any adjournment, postponement or reconvening of such meeting) to be convened for the purpose of considering and, if thought fit, approving the shareholder resolutions necessary to enable Impellam to implement the Acquisition, notice of which shall be contained in the Scheme Document

HeadFirst	HeadFirst Global B.V.

HeadFirst Group
HeadFirst and its subsidiary undertakings, associated undertakings and any other undertaking in which HeadFirst or such undertakings (aggregating their interests) have a significant interest (in each case, from time to time)

Houlihan Lokey	Houlihan Lokey UK Limited

HSR Act	the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976

IceLake	IceLake Capital Management B.V.

IFRS	International Financial Reporting Standards

Impellam	Impellam Group plc

Impellam Directors or Impellam Board	the directors of Impellam as at the date of this Announcement

Impellam Group	Impellam and its subsidiary undertakings and, where the context permits, each of them

Impellam Pension Scheme	the defined contribution schemes administered by third party providers established for the UK-based directors and employees of the Impellam Group

Impellam Shares	ordinary shares of 1 pence each in the capital of Impellam

Impellam Shareholders	holders of Impellam Shares from time to time

Interim Dividend	the interim dividend of 55.9 pence per Impellam Share declared by the Impellam Directors on 8 November 2023 in respect of the 52 week period ending 5 January 2024

Irrevocable Undertakings
the irrevocable undertakings given by the Impellam Directors and the Lombard Trust to vote in favour of the Scheme at the Court Meeting and the Resolutions at the General Meeting, as detailed in paragraph 6 of this Announcement

Jefferies	Jefferies International Limited

Loan Notes	the Non-Convertible Loan Notes, the Tranche A Convertible Loan Notes and the Tranche B Convertible Loan Notes

Loan Note Consideration
392.8 pence in principal amount of loan notes, consisting of 258.2 pence in principal amount of Non-Convertible Loan Notes, 67.3 pence in principal amount of Tranche A Convertible Loan Notes and 67.3 pence in principal amount of Tranche B Convertible Loan Notes

London Stock Exchange	London Stock Exchange plc

Long Stop Date	1 August 2024 or such later date as Bidco and Impellam may agree and the Panel and (if required) the Court may allow

MSP	Managed Services Provider

New Bidco Articles	the articles of association of Bidco which will be adopted on or before the Effective Date

Non-Convertible Loan Notes
the unsecured non-convertible loan notes to be issued by Bidco with an initial maturity date of three years following the Effective Date and a coupon of 17.0 per cent. per annum, as further described in paragraph 12 of this Announcement

Non-Convertible Loan Note Instrument	the agreed form draft deed constituting the Non-Convertible Loan Notes

Offer
if the Acquisition is implemented by way of a takeover offer (as that term is defined in section 974 of the Companies Act), the offer to be made by or on behalf of Bidco, or an associated undertaking thereof, to acquire the entire issued and to be issued ordinary share capital of Impellam including, where the context admits, any subsequent revision, variation, extension or renewal of such offer

Opening Position Disclosure
an announcement containing details of interests or short positions in, or rights to subscribe for, any relevant securities of a party to an offer if the person concerned has such a position, as defined in Rule 8 of the Code

Panel	the UK Panel on Takeovers and Mergers

PRA	the Prudential Regulation Authority or its successor organisation from time to time

Registrar of Companies	the Registrar of Companies in England and Wales

Regulatory Information Service	any information service authorised from time to time by the FCA for the purpose of disseminating regulatory announcements

Resolution
the special resolution to be proposed by Impellam at the General Meeting in connection with, among other things, the approval and implementation of the Scheme and the alteration of Impellam's articles of association and such other matters as may be necessary to implement the Scheme and the cancellation of the admission of the Impellam Shares

Restricted Jurisdiction
any jurisdiction where local laws or regulations may result in a significant risk of civil, regulatory or criminal exposure if information concerning the Acquisition is sent or made available to Impellam Shareholders in that jurisdiction, including without limitation, the US, Japan, South Africa and Australia

Restricted Overseas Shareholder
any Impellam Shareholder resident outside the UK in respect of whom Bidco has determined (acting reasonably on the basis of external legal advice) that the issue of Loan notes to such Impellam Shareholder would or would be reasonably likely to infringe the laws of a jurisdiction outside the UK and/or would or would be reasonably likely to require any government or other consent or any registration, filing or other formality which cannot be complied with or with which compliance would be unduly onerous

RPO	Recruitment Process Outsourcing

Scheme
the proposed scheme of arrangement under Part 26 of the Companies Act between Impellam and Impellam Shareholders to implement the Acquisition to be set out in the Scheme Document, with or subject to any modification, addition or condition approved or imposed by the Court and agreed to by Bidco and Impellam

Scheme Document	the document to be despatched to Impellam Shareholders including the particulars required by section 897 of the Companies Act

Scheme Record Time
the time and date to be specified as such in the Scheme Document, expected to be 6.00 p.m. (London time) on the Business Day immediately preceding the Effective Date, or such other time as Bidco and Impellam may agree

Scheme Shareholders	holders of Scheme Shares

Scheme Shares
all Impellam Shares:
(i)       in issue as at the date of the Scheme Document;
(ii)     (if any) issued after the date of the Scheme Document and prior to the Voting Record Time; and
(iii)    (if any) issued on or after the Voting Record Time and before the Scheme Record Time, either on terms that the original or any subsequent holders thereof shall be bound by the Scheme or in respect of which the holders thereof shall have agreed in writing to be bound by the Scheme

Secretary of State
the Deputy Prime Minister and Chancellor of the Dutchy of Lancaster of the United Kingdom, or such other Secretary of State of the United Kingdom with responsibility for supervising the NSIA from time to time;

ShellCo	any newly-incorporated subsidiary of Impellam whose shares are intended by the Impellam Directors to constitute the in specie dividend by which the ShellCo Dividend will be settled

ShellCo Dividend
a special interim dividend of £25 million, in aggregate, equating (on the basis of the Impellam Shares in issue on 12 December 2023, the last practicable date before this Announcement), to 56.1 pence per Impellam Share, which the Impellam Directors intend to declare before the Effective Date and which the Impellam Directors intend will be settled by way of an in specie dividend of shares in one or more ShellCos, further details of which will be announced by Impellam in due course

STEM	Science, Technology, Engineering and Maths

Third Party
any relevant government or governmental, quasi-governmental, supranational, statutory, regulatory, environmental or investigative body, court, trade agency, association, institution, any entity owned or controlled by any relevant government or state or any other body or person whatsoever in any jurisdiction

TISE	The International Stock Exchange

Tranche A Convertible Loan Notes
the unsecured tranche A convertible loan notes to be issued by Bidco with a maturity date of 12 months and one day following the payment of the Cash Consideration and issuance of the certificates in respect of such notes and a coupon of 12.0 per cent. per annum, as further described in paragraph 12 of this Announcement

Tranche A Convertible Loan Note Instrument	the agreed form draft deed constituting the Tranche A Convertible Loan Notes

Tranche B Convertible Loan Notes
the unsecured tranche B convertible loan notes to be issued by Bidco with an initial (extendable) maturity date of 12 months and one day following the payment of the Cash Consideration and issuance of the certificates in respect of such notes and an initial coupon of 12.0 per cent. per annum as further described in paragraph 12 of this Announcement

Tranche B Convertible Loan Note Instrument	the agreed form draft deed constituting the Tranche B Convertible Loan Notes

UK	the United Kingdom of Great Britain and Northern Ireland

US
the United States of America, its territories and possessions, any state of the United States of America, the District of Columbia and all other areas subject to its jurisdiction and any political sub-division thereof

US Anti-Terrorism Act	Anti-Terrorism Act, 18 U.S.C. § 2333, as amended by the Justice Against Sponsors of Terrorism Act, Pub. L. No. 114-222, § 4(a), 130 Stat. 852, 854 (2016) (codified at 18 U.S.C. § 2333(d))

US Securities Act	the US Securities Act 1933

Voting Record Time
6.30 p.m. on the day which is two Business Days prior to the date of the Court Meeting and the General Meeting or, if the Court Meeting and/or the General Meeting is adjourned, 6.30 p.m. on the day which is two Business Days before the date of such adjourned Meeting

Wider HeadFirst Group
Bidco, HeadFirst and their respective subsidiary undertakings, associated undertakings and any other undertaking in which Bidco or such undertakings (aggregating their interests) have a significant interest (in each case, from time to time), but excluding the Wider Impellam Group

Wider Impellam Group
Impellam and its subsidiary undertakings, associated undertakings and any other undertaking in which Impellam or such undertakings (aggregating their interests) have a significant interest (in each case, from time to time), but excluding the Wider HeadFirst Group

All references to statutory provision or law or to any order or regulation shall be construed as a reference to that provision, law, order or regulation as extended, modified, amended, replaced or re-enacted from time to time, and all statutory instruments, regulations and orders from time to time made thereunder or deriving validity therefrom.

All the times referred to in this Announcement are London times unless otherwise stated. References to the singular include the plural and vice versa.

All references to "subsidiary", "subsidiary undertaking", "undertaking" and "associated undertaking" have the respective meanings given to them in the Companies Act.